Exhibit 2.1
N THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
MAGNACHIP SEMICONDUCTOR FINANCE	)	Case No. 09-12008 (PJW)
COMPANY, et al.,[1]	)	(Jointly Administered)
)
Debtors.	)
SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION PROPOSED
BY THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
OF MAGNACHIP SEMICONDUCTOR FINANCE COMPANY, ET AL,

DRINKER BIDDLE & REATH LLP	- and -	LOWENSTEIN SANDLER PC
Howard A. Cohen, Esq.		Kenneth A. Rosen, Esq.
1100 N. Market Street		John K. Sherwood, Esq.
Wilmington, DE 19801-1254		65 Livingston Avenue
Tel: (302) 467-4213		Roseland, New Jersey 07068
Fax: (302) 467-4201		Tel: (973) 597-2500
Fax: (973) 597-2400
Co-Counsel to the Official Committee of Unsecured Creditors
Dated: September 24, 2009

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, and their respective addresses, are: MagnaChip Semiconductor Finance Company (4144), 787 N. Mary Avenue, Sunnyvale, CA 94085; MagnaChip Semiconductor LLC (5772), 787 N. Mar Avenue, Sunnyvale, CA 94085; MagnaChip Semiconductor SA Holdings LLC, 787 N. Mary Avenue, Sunnyvale, CA 94085; MagnaChip Semiconductor, Inc. (8632), 787 N. Mary Avenue, Sunnyvale, CA 94085; MagnaChip Semiconductor SA (9734), 74 Rue de Merl, B.P. 709, L-2017 Luxembourg; and MagnaChip Semiconductor B.V. (9827), 1043 BW Amsterdam, Naritaweg 165, the Netherlands.

i

Page
B. Good Faith	51

C. No Limitations on Effect of Confirmation	51

XVII. MODIFICATION OR WITHDRAWAL OF PLAN	51

A. Modification of Plan	51

B. Withdrawal of Plan	51

XVIII. CONFIRMATION REQUEST	52

v

Exhibits

Exhibit	Description
A	Backstop Commitment Agreement

     The Official Committee of Unsecured Creditors (the “Creditors’ Committee”) of MagnaChip Semiconductor Finance Company; MagnaChip Semiconductor LLC; MagnaChip Semiconductor SA Holdings LLC; MagnaChip Semiconductor, Inc.; MagnaChip Semiconductor S.A.; and MagnaChip Semiconductor B.V. (collectively, the “Debtors”), appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code, hereby propose the following Plan of Reorganization pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Committee’s Plan”):
I.
INTRODUCTION1
     The Committee’s Plan provides for the satisfaction of Claims against the Debtors through (a) the issuance of a New Term Loan in full and complete satisfaction of the First Lien Lender Claims, (b) the conversion of the Second Lien Noteholder Claims and Subordinated Note Claims to the Second Lien Noteholder Distribution and the Subordinated Note Distribution, respectively, and (c) the Offering. Upon the Effective Date of the Committee’s Plan, the liens of the First Lien Lender Parties and the Second Lien Noteholders shall be released and extinguished, and the Second Lien Guarantees in favor of the Second Lien Noteholders from the Non-Korean Guarantors and the Subordinated Note Guaranties in favor of the Holders of the Subordinated Note Claims shall be released; provided, however, that the Liens securing the First Lien Lender Secured Claims shall remain in effect for the sole purpose of securing the New Term Loan. In addition, the Korean Guarantee shall be released as of the Effective Date.
     The Committee’s Disclosure Statement, distributed with the Committee’s Plan, contains a discussion of the Debtors’ history, a summary of the Debtors’ assets and liabilities, a summary of what Holders of Claims and Interests will receive under the Committee’s Plan and the Joint Chapter 11 Plan of Liquidation Proposed by MagnaChip Semiconductor Finance Company, et al. and UBS AG, Stamford Branch, As Creditor Agreement Agent and Priority Lien Collateral Agent (the “Debtors’ Plan”), a discussion of certain alternatives to the Committee’s Plan, and a summary of the procedures and voting requirements necessary for Confirmation of the Committee’s Plan. The Disclosure Statement is intended to provide Holders of Claims and Interests with information sufficient to enable such Holders to vote on the Committee’s Plan and the Debtors’ Plan. All Holders of Claims entitled to vote on the Committee’s Plan are encouraged to carefully read the Committee’s Disclosure Statement and the Committee’s Plan before voting to accept or reject the Committee’s Plan. No solicitation materials, other than the Committee’s Disclosure Statement and related materials transmitted herewith and approved by the Bankruptcy Court, have been authorized for use in soliciting acceptance or rejection of the Committee’s Plan.

[1]	Unless otherwise noted, capitalized terms used in the Committee’s Plan have the meanings ascribed in Article II herein.

II.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW
A. Rules of Interpretation, Computation of Time, and Governing Law
     For purposes of the Committee’s Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; (b) any reference in the Committee’s Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified, or supplemented from time to time in accordance with the terms thereof and hereof; (c) unless otherwise specified, all references in the Committee’s Plan to sections and exhibits are references to sections and exhibits of or to the Committee’s Plan; (d) the words “herein” and “hereto” refer to the Committee’s Plan in its entirety rather than to a particular portion of the Committee’s Plan; (e) captions and headings to sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Committee’s Plan; (f) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (g) any term used in capitalized form in the Committee’s Plan that is not defined in the Committee’s Plan but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
     In computing any period of time prescribed or allowed by the Committee’s Plan, the provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply.
     Except to the extent that the Bankruptcy Code, Bankruptcy Rules, or other federal law is applicable, and subject to the provisions of any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Committee’s Plan, the rights and obligations arising under the Committee’s Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
B. Defined Terms
     The following definitions shall apply to capitalized terms used in the Committee’s Plan:
     1. “Accredited Investor” means an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act, as of the Offering Record Date.
     2. “Administrative Expense” means an unpaid administrative expense of the kind described in sections 503(b) and 507(a)(2) of the Bankruptcy Code against any of the Debtors (other than the Superpriority Claims), including, without limitation, (i) the actual, necessary costs and expenses of preserving the Estates of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; (ii) compensation and reimbursement of expenses of professionals to the extent allowable under sections 327, 328, 330(a), 331, 503(b) or 1103 of the Bankruptcy Code (including the reasonable fees and expenses of the legal and financial advisors to the Creditors’ Committee); and (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911–1930, including the fees, if any, due to the United States Trustee.
     3. “Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent and collateral agent for the First Lien Lenders under the First Lien Credit Agreement.
     4. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by any Debtor in its Schedules as other than disputed, contingent, or unliquidated that has not been superseded by a Filed proof of Claim and as to which a Debtor or any other party in interest has not Filed an objection; (b) a Claim that has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed by a Debtor prior to the Effective Date and approved by the Bankruptcy Court; (ii) in any stipulation of amount and nature of Claim executed by a Reorganized Debtor, as the case may be, on or after the Effective Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture, or other agreement entered into or assumed by a Debtor in connection with and in accordance with the Committee’s Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or (e) a Claim that is allowed pursuant to the terms of the Committee’s Plan.
     5. “Avoidance Claims” means any Right of Action for the recovery of transfers arising under sections 510(c), 542, 543, 544, 547, 548, 549 or 550 of the Bankruptcy Code or applicable state law.
     6. “Backstop Approval Order” means that order, in form and substance satisfactory to the Backstop Purchasers, authorizing and approving the Backstop Commitment Agreement.
     7. “Backstop Commitment Agreement” means that certain agreement, dated August 21, 2009, among the Creditors’ Committee and the Backstop Purchaser, as amended, annexed hereto as Exhibit A.
     8. “Backstop Purchaser” means Avenue Capital Management II, L.P., solely in its capacity as its investment advisor to Avenue Investments, L.P., Avenue International Master, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., and Avenue CDP-Global Opportunities Fund, L.P.
     9. “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, as set forth in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as now in effect or hereafter amended.
     10. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court of competent jurisdiction as may be administering the Chapter 11 Cases or any party thereof.
     11. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated pursuant to 28 U.S.C. § 2075, as now in effect or hereinafter amended, together with the local rules of the Bankruptcy Court.

     12. “Bar Date” means, July 29, 2009, the date set as the deadline for filing proofs of Claims or Interests (whether or not each and every proof of Claim or Interest is subject to such deadline) pursuant to the Order (A) Fixing the Procedures and Deadlines to File Proofs of Claim, (B) Approving the Form and Manner of Notice of Bar Dates, and (C) Granting Related Relief entered on June 25, 2009 by the Bankruptcy Court.
     13. “Business Day” means any day, other than a Saturday, a Sunday or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).
     14. “Cash” means currency of the United States of America and cash equivalents, including, but not limited to, bank deposits, immediately available or cleared checks, drafts, wire transfers and other similar forms of payment.
     15. “Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code by each of the Debtors on the Petition Date and pending before the Bankruptcy Court.
     16. “Claim” means any claim against the Debtors, or any of them, within the meaning of section 101(5) of the Bankruptcy Code that is not an Administrative Expense or Superpriority Claim, including, without limitation, claims of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.
     17. “Claims Agent” means Omni Management Group, in its capacity as claims agent for the Debtors.
     18. “Class” means each category of Claims or Interests classified in Section IV of the Committee’s Plan pursuant to section 1122 of the Bankruptcy Code.
     19. “Collateral Trustee” means U.S. Bank, National Association, in its capacity as collateral trustee under the Collateral Trust Agreement dated as of December 23, 2004, by and among the Agent, the Second Lien Noteholder Trustee and the Collateral Trustee.
     20. “Committee’s Disclosure Statement” means the Disclosure Statement in Support of Chapter II Plan of Reorganization Proposed by the Official Committee of Unsecured Creditors of MagnaChip Semiconductor Finance Company, as may be amended, modified, or supplemented from time to time in accordance with the terms hereof, submitted pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Committee’s Plan.
     21. “Committee’s Plan” means this Plan of Reorganization for the Debtors.
     22. “Confirmation” means the approval by the Bankruptcy Court of the Committee’s Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code, as effectuated by the entry of the Confirmation Order.
     23. “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket in the Chapter 11 Cases.

     24. “Confirmation Hearing” means the date or dates established by the Bankruptcy Court for the hearing(s) on confirmation of the Committee’s Plan pursuant to section 1129 of the Bankruptcy Code, as it may be adjourned or continued from time to time.
     25. “Confirmation Order” means the order entered by the Bankruptcy Court confirming (approving) the Committee’s Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code, in form and substance acceptable to the Creditors’ Committee and the Backstop Purchaser.
     26. “Consummation” means substantial consummation of the Committee’s Plan as that term is used in section 1127(b) of the Bankruptcy Code.
     27. “Creditor” means any Person who is the Holder of a Claim, Administrative Expense, or Superpriority Claim against any of the Debtors.
     28. “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code. The Creditors’ Committee is comprised of the following entities: Avenue Special Situations Fund V, L.P.; Bank of New York Mellon; and Law Debenture Corporation.
     29. “Debtors” means (i) Finco; (ii) LLC; (iii) Holdco; (iv) MSA; (v) Luxco; and (vi) Dutchco; in their corporate capacities, other capacities and, as appropriate, in their capacities as debtors and debtors in possession under chapter 11 of the Bankruptcy Code in their Chapter 11 Cases and, when the context so requires, in their capacities as the Reorganized Debtors.
     30. “Deficiency Claims” means, with respect to any Claim secured by a valid Lien on any property of any Debtor having a value of less than the amount of such Claim (after taking into account other Liens of higher priority on such property), the portion of such Claim equal to the difference between (a) the amount of the Claim and (b) the Allowed amount of the secured portion of such Claim (which Allowed secured amount may be set pursuant to the Committee’s Plan).
     31. “Disallowed” means, with respect to a Claim, Interest, or Administrative Expense, all or a portion thereof that it is determined is not allowed under the Bankruptcy Code either by a Final Order, the Committee’s Plan, any Plan Document or under a stipulation or settlement with any of the Debtors entered into after the Effective Date.
     32. “Disputed Claim” means (i) a Claim, Interest, or Administrative Expense that is subject to a pending objection or for which the Bankruptcy Court’s order allowing or disallowing such Claim, Interest, or Administrative Expense is on appeal; or (ii) until the Objection Deadline.
          a. a Claim for which a corresponding Claim has not been listed in the Debtors’ Schedules or for which the corresponding Claim is listed in the Debtors’ Schedules with a differing amount (to the extent of such difference), with a differing classification, or as disputed, contingent, or unliquidated; and

          b. a Claim that has not been Allowed either by a Final Order, the Committee’s Plan, any Plan Document, or under a stipulation or settlement with any of the Debtors entered into’ after the Effective Date.
     33. “Distributable Cash and Claims” means, as to each Debtor, any Cash, deposit accounts, reserves, and deposits remaining in the Estate of such Debtor as of the Effective Date, together with any Retained Rights of Action of such Debtor (including Intercompany Claims against Non-Debtor Subsidiaries), but excluding other real and personal property of such Debtor.
     34. “Dutchco” means MagnaChip Semiconductor B.V., a company incorporated in the Netherlands.
     35. “Effective Date” means the first Business Day after the Confirmation Date immediately following the first day upon which all of the conditions to the occurrence of the Effective Date have been satisfied or waived in accordance with the Committee’s Plan.
     36. “Eligible Holder” means a holder of a Second Lien Noteholder Claim as of the Offering Record Date who is an Accredited Investor.
     37. “Entity” and “Entities” mean an entity as defined in section 101(5) of the Bankruptcy Code or more than one thereof.
     38. “Estate(s)” means each estate created pursuant to section 541(a) of the Bankruptcy Code upon the commencement of each Chapter 11 Case.
     39. “Fee Applications” mean applications of Professional Persons under sections 330, 331 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.
     40. “Fee Claims” means Administrative Expenses for compensation and reimbursement of expenses of professionals to the extent allowable under sections 327, 328, 330(a), 331, 503(b) or 1103 of the Bankruptcy Code.
     41. “File” or “Filed” means filed of record and entered on the docket in the Chapter 11 Cases or, in the case of a proof of Claim, delivered to the Claims Agent.
     42. “Final Cash Collateral Order” means the Final Order Pursuant to Sections 105, 361, 362 and 363 of the Bankruptcy Code Authorizing the Use of Cash Collateral Pursuant to the Enforcement Agreement and Granting Adequate Protection to First Lien Lenders and Second Lien Noteholders, entered by the Bankruptcy Court in the Chapter 11 Cases on July 13, 2009.
     43. “Final Allocation” means with respect to any Offering Participant that has elected to exercise its Rights, such holder’s Pro Rata Share of the Rights after taking into account the Minimum Allocation.
     44. “Final Order” means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal, which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which (a) the time to appeal or petition for review, rehearing, or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or (b) any appeal or petition for review, rehearing, or certiorari has been finally decided and no further appeal or petition for review, rehearing, or certiorari can be taken or granted.
     45. “Final Resolution Date” means the date on which all Disputed Claims of Creditors shall have been resolved by Final Order or otherwise finally determined.
     46. “Finco” means MagnaChip Semiconductor Finance Company, a Delaware corporation.
     47. “First Lien Credit Agreement” means that Credit Agreement, dated as of December 23, 2004, by and among the First Lien Lender Parties; Luxco and Finco, as borrowers; and the First Lien Guarantors; and any ancillary documents issued in connection therewith or related thereto.
     48. “First Lien Guarantee” means the guarantee by the First Lien Guarantors of the obligations of the First Lien Lender Parties, Luxco and Finco under the First Lien Credit Agreement.
     49. “First Lien Guarantors” means LLC; Dutchco; MSK; Holdco; MagnaChip Semiconductor Limited, a company incorporated in the United Kingdom; MagnaChip Semiconductor Holding Company Limited, a British Virgin Islands company; MagnaChip Semiconductor Inc., a company incorporated in Japan; MagnaChip Semiconductor Limited, a company incorporated in Hong Kong SAR; MagnaChip Semiconductor Limited, a company incorporated in Taiwan; and MSA.
     50. “First Lien Lender” means a “Lender” under and as defined in the First Lien Credit Agreement.
     51. “First Lien Lender Parties” means the Agent, the First Lien Lenders, UBS Securities LLC, as Arranger, Syndication Agent and Documentation Agent, UBS Loan Finance LLC, as Swingline Lender, and Korea Exchange Bank, as Issuing Bank.
     52. “First Lien Lender Secured Claims” means the Secured Claims, including accrued and unpaid interest, fees and costs, of the First Lien Lender Parties arising under, in connection with or pursuant to the First Lien Credit Agreement and the Final Cash Collateral Order and all other documents, instruments, guarantees and other agreements related to either thereof.
     53. “General Unsecured Claim” means a Claim against any of the Debtors other than (a) an Administrative Expense, (b) a Superpriority Claim, (c) a Tax Claim, (d) a Priority Non-Tax Claim, (e) an Other Secured Claim, (f) a First Lien Lender Secured Claim, (g) a Second Lien Noteholder Claim, (h) a Subordinated Note Claim, and (i) an Intercompany Claim. General Unsecured Claims include, without limitation, and any Deficiency Claim of the First Lien Lender Parties.
     54. “Holdco” means MagnaChip Semiconductor SA Holdings LLC, a Delaware limited liability company.

     55. “Holder” means the beneficial owner of any Claim, Interest, Administrative Expense, or Superpriority Claim.
     56. “Impaired” has the meaning set forth in section 1124 of the Bankruptcy Code.
     57. “Indenture Trustee Fees and Expenses” means any and all fees, expenses, disbursements and advances of each Indenture Trustee (and its counsel, agents and advisors) that are provided for under the Second Lien Notes Indenture and the Subordinated Note Indenture (including, without limitation, in connection with service on the Creditors’ Committee and in connection with distributions under the Committee’s Plan), which are incurred at any time prior to or after the Effective Date.
     58. “Intercompany Claim” means any Claim or Administrative Claim asserted against a Debtor or Non-Debtor Affiliate by any other Debtor or Non-Debtor Affiliate, including, without limitation, any subrogation claim that has not been waived and any contribution claim.
     59. “Intercreditor Agreement” means that certain intercreditor agreement dated as of December 23, 2004, among Luxco, Finco, the First Lien Guarantors, the Agent, the Second Lien Noteholder Trustee, the Second Lien Collateral Agent and the Collateral Trustee.
     60. “Interest” means an equity security of any Debtor within the meaning of section 101(16) of the Bankruptcy Code.
     61. “Korean Guarantee” means the guarantee by MSK of Luxco’s and Finco’s obligations under the Second Lien Indenture and the notes executed pursuant to the Second Lien Indenture.
     62. “Lenders” means, collectively, the First Lien Lenders and the Second Lien Noteholders.
     63. “Lien” means any charge against or security interest in property to secure payment or performance of a Claim, debt, or obligation, against Debtor or Non-Debtor Subsidiaries.
     64. “LLC” means MagnaChip Semiconductor LLC, a Delaware limited liability company.
     65. “Long-Term Incentive Plan” means an incentive Plan for management, selected employees and directors of the Reorganized Debtors, the terms of which are described in Article VI.G4 of the Committee’ Plan.
     66. “Luxco” means MagnaChip Semiconductor S.A., a société anonyme and organized under the laws of Luxembourg.
     67. “Minimum Allocation” means 67% of the New Common Unit that is issued pursuant to the Offering.
     68. “MSA” means MagnaChip Semiconductor, Inc., a California corporation.

     69. “MSK” means MagnaChip Semiconductor, Ltd., a Korean limited liability company.
     70. “New Term Loan” means the term loan as evidenced by the amended and restated First Lien Credit Agreement in the initial aggregate amount of $0-$61.75 million, the material terms of which are set forth on Schedule 1 of the Committee’s Plan.
     71. “New Common Units” means the common units of LLC to be issued on the Effective Date pursuant to the Committee’s Plan.
     72. “Non-Debtor Subsidiaries” means MSK, MagnaChip Semiconductor Limited (Hong Kong), MagnaChip Semiconductor Inc. (Japan), MagnaChip Semiconductor Limited (Taiwan), MagnaChip Semiconductor Limited (U.K.), MagnaChip Semiconductor Holding Company Limited, a company incorporated under the laws of the British Virgin Islands, and MagnaChip Semiconductor (Shanghai) Company Limited, a Chinese corporation.
     73. “Non-Korean Guarantors” means all First Lien Guarantors other than MSK.
     74. “Objection Deadline” means the deadline to object to Claims specified in Article IX(A) of the Committee’s Plan.
     75. “Offering” means the offering of $35 million in aggregate New Common Units, (i) on a pro rata basis to each Eligible Holder of Second Lien Noteholder Claims and (ii) to the extent less than the full Offering Amount is issued to the Eligible Holders of Second Lien Noteholder Claim, to the Backstop Purchaser; provided, however, that the Backstop Purchaser shall receive the Minimum Allocation of the Offering Amount pursuant to the Offering; provided, further, that the Offering shall be subject to the New Common Units issued to the Backstop Purchaser for the Standby Commitment Fee and the Long-Term Incentive Plan. The Offering will only be made to accredited investors in a fashion that will be exempt from registration under the Securities Act of 1933.
     76. “Offering Amount” means $35 million.
     77. “Offering Participant” means an Eligible Holder of a Second Lien Noteholder Claim as of the Offering Record Date, including the Backstop Purchaser.
     78. “Offering Procedures” means those certain rights offering procedures, setting forth the terms and conditions of the Offering, as more fully described in Article VI(D) hereof.
     79. “Offering Pro Rata Share” means with respect to the Subscription Rights of each Offering Participant, the ratio (expressed as a percentage) of such participant’s Offering Participation Claim Amount to the aggregate amount of all Offering Participation Claim Amounts, determined as of the Subscription Expiration Date.
     80. “Offering Record Date” means the Confirmation Date.
     81. “Other Secured Claim” means any Secured Claim other than a First Lien Lender Secured Claim or a Second Lien Noteholder Claim.

     82. “PECs” means preferred equity certificates to be issued by Luxco in an amount and upon terms that are similar to the terms of the Second Lien Notes and the Subordinated Notes but without guarantees or Liens being granted by any Person.
     83. “Per Unit Price” means the price per Unit for each New Common Unit purchased in the Offering.
     84. “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit, or other entity of whatever nature.
     85. “Petition Date” means June 12, 2009, the date on which each of the Debtors Filed their petitions for relief under chapter 11 of the Bankruptcy Code.
     86. “Plan Documents” means the Committee’s Plan, the Disclosure Statement, and all exhibits and schedules to either of the foregoing.
     87. “Plan Expenses” means the expenses incurred by the Reorganized Debtors following the Effective Date (including the reasonable fees and costs of attorneys and other professionals) for the purpose of (i) resolving Disputed Claims, if any, and effectuating distributions to Creditors under the Committee’s Plan, (ii) otherwise implementing the Committee’s Plan and closing the Chapter 11 Cases, or (iii) undertaking any other matter relating to the Committee’s Plan.
     88. “Plan Proponent” means the Creditors’ Committee.
     89. “Plan Supplement” means the supplement or supplements to the Committee’s Plan containing certain documents relevant to the implementation of the Committee’s Plan specified in section XIV.9 of the Committee’s Plan; provided, however, that the Committee’s Plan Supplement and the documents contained therein shall be in form, scope and substance satisfactory to the Backstop Purchaser.
     90. “Postconfirmation Board” means the board of directors of the Reorganized Debtors which shall be disclosed in the Committee’s Plan Supplement and acceptable to the Backstop Purchaser.
     91. “Postconfirmation Organizational Documents” means the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws, and other organizational documents for the Reorganized Debtors, the forms of which shall be reasonably satisfactory to the Backstop Purchaser and consistent with Section 1123(a)(6) of the Bankruptcy Code. The Postconfirmation Organizational Documents shall be included in the Committee’s Plan Supplement.
     92. “Priority Claim Distributions” shall mean distributions on account of all unpaid Allowed Tax Claims and Priority Non-Tax Claims as required by the Committee’s Plan.
     93. “Priority Non-Tax Claim” means any Claim, other than a Tax Claim, to the extent entitled to priority under section 507(a) of the Bankruptcy Code.

     94. “Pro Rata” means proportionately, so that with respect to any distribution, the ratio of (a) (i) the amount of property to be actually or theoretically distributed on account of a particular Claim and/or Interest or particular group of Claims and/or Interests to (ii) the amount of such particular Claim and/or Interest or group of Claims and/or Interests, is the same as the ratio of (b) (i) the amount of property to be actually or theoretically distributed on account of all Claims and/or Interests or groups of Claims and/or Interests sharing in such distribution to (ii) the amount of all Claims and/or Interests or groups of Claims and/or Interests sharing in such distribution.
     95. “Professional Person” shall mean Persons retained or to be compensated pursuant to sections 326, 327, 328, 330, 503(b), and 1103 of the Bankruptcy Code.
     96. “Record Date” means the Effective Date.
     97. “Released Parties” means the parties described in Article X(C) of the Committee’s Plan.
     98. “Reorganized Debtors” means all or each of the Debtors from and after the Effective Date.
     99. “Representative” means, as to the referenced Person, such Person’s present and former officers, directors, shareholders, trustees, partners and partnerships, members, agents, employees, representatives, professionals, and successors or assigns, in each case solely in their capacity as such.
     100. “Restructuring Transactions” means those transactions described in Article VI(A) of the Committee’s Plan.
     101. “Reorganized Debtors” means all or each of the Debtors from and after the Effective Date.
     102. “Retained Rights of Action” means all Rights of Action belonging to any of the Estates as of the Effective Date, other than those Rights of Action specifically released under the Committee’s Plan, including Avoidance Claims released pursuant to Article IX(C) hereof.
     103. “Rights of Action” means any and all claims, demands, rights, defenses, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets, powers and privileges of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on, or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, held by any Person against any other Person.
     104. “Schedules” means the schedules Filed by the Debtors with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended from time to time.
     105. “Second Lien Collateral Agent” means The Bank of New York Mellon, As successor to The Bank of New York, in its capacity as “Parity Lien Collateral Agent” as defined in the Second Lien Indenture.

     106. “Second Lien Guarantees” means the guarantees by the Second Lien Guarantors of Luxco’s and Finco’s obligations under the Second Lien Indenture and the notes executed pursuant to the Second Lien Indenture.
     107. “Second Lien Guarantors” means the Non-Korean Guarantors and MSK.
     108. “Second Lien Indenture” means that certain Indenture, dated as of December 23, 2004, providing for the issuance of Floating Rate Second Priority Senior Secured Notes due 2011 and 6 7/8% Second Priority Senior Secured Notes due 2011, by and among the Second Lien Noteholder Trustee; the Collateral Trustee; Luxco and Finco, as issuers, and the Second Lien Guarantors.
     109. “Second Lien Notes” means the senior secured notes issued under the Second Lien Indenture.
     110. “Second Lien Noteholder Claim” means the Claims of the Second Lien Noteholder Trustee and the Second Lien Noteholders arising under, in connection with or pursuant to the Second Lien Indenture, the Final Cash Collateral Order and all other documents, instruments, guarantees and agreements related to either thereof.
     111. “Second Lien Noteholder Distribution” means the distribution made to Holders of Second Lien Noteholder Claims pursuant to Article IV(B)(4) of the Committee’s Plan.
     112. “Second Lien Noteholder Trustee” means Bank of New York, as trustee under the Second Lien Indenture.
     113. “Second Lien Noteholders” means the “Holders” under and as defined in the Second Lien Indenture.
     114. “Secured Claim” means any Claim of any Person that is secured by a Lien on property in which any of the Debtors or the Estates has an interest, which Lien is valid, perfected, and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest of the claimant in the property of the Estate securing such Claim or subject to setoff.
     115. “Standby Commitment Fee” means the 10% of the New Common Units to be issued to the Backstop Purchaser pursuant to and in accordance with the terms of the Backstop Commitment Agreement.
     116. “Subordinated Note Claim” means any Claim of the Subordinated Note Trustee or any Subordinated Noteholder arising under, in connection with or pursuant to the Subordinated Note Indenture and any documents, instruments or agreements related thereto.
     117. “Subordinated Note Distribution” means the distribution, which shall be gifted by the Holders of Second Lien Noteholder Claims, to the Holders of Subordinated Note Claims pursuant to Article IV(B)(6) of the Committee’s Plan.

     118. “Subordinated Note Guarantors” means the Non-Korean Guarantors.
     119. “Subordinated Note Guarantees” means the guarantees by the Subordinated Note Guarantors of Luxco’s and Finco’s obligations under the Subordinated Note Indenture and the notes executed pursuant to the Subordinated Note Indenture.
     120. “Subordinated Note Indenture” means that certain Indenture dated as of December 23, 2004, providing for the issuance of 8% Senior Subordinated Notes due 2014, by and among Luxco and Finco, as issuers; the Subordinated Note Trustee; and the Subordinated Note Guarantors.
     121. “Subordinated Note Trustee” means Law Debenture Corporation, as trustee under the Subordinated Note Indenture.
     122. “Subordinated Notes” means the senior subordinated notes issued under the Subordinated Note Indenture.
     123. “Subordinated Noteholder” means each “Holder” under and as defined in the Subordinated Note Indenture.
     124. “Subscription Agent” means Omni Management Group, LLC, in its capacity as a subscription agent in connection with the Offering.
     125. “Subscription Commencement Date” means the date on which Subscription Forms are mailed to Holders of Second Lien Noteholder Claims, which date shall be no sooner than the Confirmation Date.
     126. “Subscription Expiration Date” means the date set forth in the Subscription Form as the expiration date for the Offering, which date shall be no later than one Business Days prior to the Effective Date, subject to the Creditor’s Committee’s right to extend such date, and which shall be the final date by which an Offering Participant may elect to subscribe to the Offering.
     127. “Subscription Form” means the form to be used by an Offering Participant pursuant to which such holder may exercise such Subscription Rights, which shall be in form and substance acceptable to the Creditors’ Committee.
     128. “Subscription Purchase Price” means, for each Offering Participant, such Offering Participant’s Final Allocation multiplied by the Per Unit Price, with the amount of New Common Units such Offering Participant is entitled to subscribe for being subject to rounding as provided in section D.9 of this Plan.
     129. “Subscription Rights” means the non-transferable, non-certified subscription rights to purchase New Common Units in connection with the Offering on the terms and subject to the conditions set forth in Article VI(D) of the Committee’s Plan.
     130. “Superpriority Claims” means administrative expenses with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Bankruptcy Code sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(b), 726, 1113 and 1114.
     131. “Tax” means any tax, charge, fee, levy, impost, or other assessment by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation, and withholding tax. “Tax” shall include any interest or additions attributable to, imposed on or with respect to such assessments.
     132. “Tax Claim” means any Claim for any Tax to the extent that it is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.
     133. “Tax Code” means the Internal Revenue Code of 1986, as amended.
     134. “Timely Filed” means, with respect to a Claim, Interest, or Administrative Expense, that a proof of such Claim or Interest or request for payment of such Administrative Expense was Filed with the Bankruptcy Court or the Claims Agent, as applicable, within such applicable period of time fixed by the Committee’s Plan, statute, or pursuant to both Bankruptcy Rule 3003(c)(3) and a Final Order (e.g., the Bar Date).
     135. “Unclaimed Property” means all Cash deemed to be “Unclaimed Property” pursuant to Article VIII(E) of the Committee’s Plan.
     136. “Unimpaired” means, with respect to a Class of Claims or Interests, not Impaired, as defined in Section 1124 of the Bankruptcy Code.
     137. “Unsubscribed Units” means those New Common Units to be issued in connection with the Offering that are not subscribed for pursuant to the Offering prior to the Subscription Expiration Date.
     138. “Warrants” means the warrants described in Article IV(B)(6) of the Committee’s Plan.
III.
TREATMENT OF ADMINISTRATIVE EXPENSES AND TAX CLAIMS
A. Introduction
     As required by the Bankruptcy Code, Administrative Expenses, Superpriority Claims, and Tax Claims are not placed into voting Classes. Instead, they are left unclassified, are not considered Impaired, do not vote on the Committee’s Plan, and receive treatment specified by statute or agreement of the parties. All postpetition payments by or on behalf of any of the Debtors in respect of an Administrative Expense or Tax Claim shall either reduce the Allowed amount thereof or reduce the amount to be paid under the Committee’s Plan in respect of any Allowed amount thereof; and, unless the Bankruptcy Court has specified otherwise prior to Confirmation, the Debtors or the Reorganized Debtors shall, in their sole and absolute discretion, determine which such method of application to employ.

B. Administrative Expenses
     Under the Committee’s Plan, on the Effective Date, each Holder of an Allowed Administrative Expense will receive, in full satisfaction, settlement and release of such Allowed Administrative Expense, Cash equal to the full amount of such Allowed Administrative Expense, unless such Holder and any of the Debtors have mutually agreed in writing to other terms, or an order of the Bankruptcy Court provides for other terms; provided, however, that (a) requests for payment of all Administrative Expenses must be filed and served as described in Article XIV(B)(3) of the Committee’s Plan, and (b) certain different and additional requirements shall apply to the Administrative Expenses that are Fee Claims as set forth in Article XIV(B)(2) of the Committee’s Plan.
C. Superpriority Claims
     No distributions to the First Lien Lender Parties shall be made on account of any Superpriority Claims except as set forth in Article IV(B)(3) of the Committee’s Plan.
D. Tax Claims
     Pursuant to section 1123(a)(1) of the Bankruptcy Code, Tax Claims are not to be classified and thus Holders of Tax Claims are not entitled to vote to accept or reject the Committee’s Plan.
     As required by section 1129(a)(9) of the Bankruptcy Code, on or as soon as practicable after the Effective Date, each Holder of an Allowed Tax Claim against any of the Debtors will receive, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date, or as soon thereafter as is practicable, Cash in an amount equal to such Allowed Tax Claim or, (ii) commencing on the Effective Date, or as soon thereafter as is practicable, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Tax Claim. Any Allowed Tax Claim (or portion thereof) not yet due and payable as of the Effective Date will be paid by the Reorganized Debtors in the ordinary course of business as such obligations become due. Any Holder of an Allowed Tax Claim may agree to accept different treatment as to which the Debtors and such Holder have agreed upon in writing.
IV.
CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS
A.	Summary
     The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant to the Committee’s Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies with the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.
     In accordance with section 1122 of the Bankruptcy Code, the Committee’s Plan provides for the classification of seven Classes of Claims and/or Interests against each Debtor. For purposes of voting and distribution, each Debtor will be assigned a subclass of each Class as follows: (A) LLC; (B) Holdco; (C) MSA; (D) Luxco; (E) Finco; and (F) Dutchco. Administrative Expenses, Superpriority Claims and Tax Claims have not been classified and are excluded from the following Classes in accordance with section 1123(a)(I) of the Bankruptcy Code.
B.	Classification and Treatment of Claims and Interests
     The treatment of each Class of Claims and/or Interests is set forth below. Unless the Bankruptcy Court has specified otherwise prior to Confirmation, the Debtors shall, in their sole and absolute discretion, determine whether a postpetition payment by or on behalf of any of the Debtors in respect of a Claim either (x) shall reduce the Allowed amount thereof or (y) shall reduce the amount to be paid under the Committee’s Plan in respect of any Allowed amount thereof.
     1. Class 1 (A-F) — Priority Non-Tax Claims
          a. Classification: Classes 1 (A-F) consist of all Priority Non-Tax Claims against any of the Debtors.
          b. Treatment: The Holder of each Priority Non-Tax Claim shall receive, in full satisfaction, settlement and release of such Priority Non-Tax Claim, a Cash payment equal to the Allowed amount of such Claim on or as soon as practicable after the later of the Effective Date or the date upon which the Bankruptcy Court enters a Final Order determining or allowing such Claim. Any Holder of a Priority Non-Tax Claim may agree to accept different treatment as to which the Debtors and such Holder have agreed upon in writing.
          c. Impairment/Voting: Classes 1 (A-F) are impaired. Holders of Class 1 (A- F) Claims therefore are therefore entitled to vote to accept or reject the Committee’s Plan.
     2. Class 2 (A-F) — Other Secured Claims
          a. Classification: Classes 2 (A-F) consist of all Other Secured Claims (if any such Claims exist) against any of the Debtors.
          b. Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date or as soon thereafter as is practicable, each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.
          c. Impairment Voting: Classes 2 (A-F) are impaired. Holders of Class 2 (A-F) Claims are therefore entitled to vote to accept or reject the Committee’s Plan.
     3. Class 3 (A-F) — First Lien Lender Secured Claims
          a. Classification: Classes 3 (A-F) consist of the First Lien Lender Secured Claims against any of the Debtors.
          b. Treatment: On the Effective Date, in connection with the enforcement of the First Lien Lender Secured Claims, each First Lien Lender Party shall receive a Cash payment equal to 35% of its First Lien Lender Secured Claim, plus its Pro Rata share of the New Term Loan, in full and complete satisfaction of such First Lien Lender Secured Claim. All distributions to the First Lien Lender Parties under the Committee’s Plan shall be effectuated through the Agent. The Liens securing the First Lien Lender Secured Claims will remain in effect and will secure the New Term Loan. The First Lien Lender Secured Claims, together with any Deficiency Claims of the First Lien Lender Parties, are deemed Allowed in the full amount reflected on the Agent’s books and records as of the Record Date.
          c. Impairment/Voting: Classes 3 (A-F) are Impaired. Holders of Class 3 (A-F) Claims are therefore entitled to vote to accept or reject the Committee’s Plan.
     4. Classes 4 (A-F) — Second Lien Noteholder Claims
          a. Classification: Classes 4 (A-F) consist of the Second Lien Noteholder Claims against any of the Debtors.
          b. Treatment: On the Effective Date, in full and complete satisfaction of its Second Lien Noteholder Claim, each Second Lien Noteholder shall receive its Pro Rata share of 5% of the New Common Units, subject to dilution on account of the Long-Term Incentive Plan. The Second Lien Noteholder Claims will be exchanged for the New Common Units in LLC and LLC will then receive PECs from Luxco in exchange for the cancellation of such Second Lien Noteholder Claims. In addition, each Eligible Holder of a Second Lien Noteholder Claim shall be entitled to participate in the Offering pursuant to the terms of the Offering Procedures. However, to the extent that the Offering Participants do not exercise the Subscription Rights by the Effective Date, the Backstop Purchaser, subject to the terms and conditions of the Backstop Commitment Agreement, shall subscribe for and purchase all Unsubscribed Units as of the Subscription Expiration Date.

     Notwithstanding anything contained in the Committee’s Plan, as described above, only Accredited Investors that are holders of Second Lien Noteholder Claims will be entitled to participate in the Offering. No payment in lieu of the Subscription Rights will be made to any holder of a Second Lien Noteholder Claim that is not an Accredited Investor and therefore unable to subscribe for New Common Units pursuant to the Offering.
     Notwithstanding the foregoing, the Reorganized Debtors shall pay, on or as soon as reasonably practicable after the Effective Date, all Indenture Trustee Fees and Expenses arising under the Second Lien Notes Indenture, in full in Cash, without application to or approval of the Bankruptcy Court. All distributions to the Second Lien Noteholders under the Committee’s Plan, except in connection with the Offering, shall be effectuated though the Second Lien Noteholder Trustee (i.e., the Reorganized Debtors shall distribute the portion of the New Common Units payable to the Second Lien Noteholders to the Second Lien Noteholder Trustee and the Second Lien Noteholder Trustee shall make proportionate distributions thereof to the Second Lien Noteholders), Pursuant to section 5.1(a)(2) of the Intercreditor Agreement, the existing Liens securing the Second Lien Noteholder Claims shall be released and extinguished effective as of the Effective Date and of no further force or effect. Notwithstanding any subordination or intercreditor agreement applicable under nonbankruptcy law, the Holders of Second Lien Noteholder Claims shall receive the Second Lien Noteholder Distribution as described herein. In addition, the distributions to Holders of Second Lien Noteholder Claims and the surrender of Second Lien Notes by Luxco to the Second Lien Noteholder Trustee, as described in Article VIII.I herein, shall constitute a satisfaction and discharge of the Second Lien Indenture pursuant to section 12.05(d) of the Second Lien Indenture.
     Impairment/Voting: Classes 4 (A-F) are Impaired. Holders of Class 4 (A-F) Claims are therefore entitled to vote to accept or reject the Committee’s Plan.
     5. Class 5 (A-F) — General Unsecured Claims
          a. Classification: Classes 5 (A-F) consist of the General Unsecured Claims against any of the Debtors.
          b. Treatment: The Holder of each Class 5 (A-F) Claim shall receive, as a gift from the Holders of Second Lien Noteholder Claims, in full satisfaction, settlement and release of such Class 5 (A-F) Claim, a Cash payment equal to 10% of the Allowed amount of such Claim on or as soon as practicable after the later of the Effective Date or the date upon which the Bankruptcy Court enters a Final Order determining or allowing such Claim; provided, however, that the aggregate Cash payments to Holders of Class 5 (A-F) Claims shall not exceed $324,000. Any Holder of a Class 5 (A-F) Claim may agree to accept different treatment as to which the Debtors and such Holder have agreed upon in writing.
          c. Impairment/Voting: Classes 5 (A-F) are Impaired. Holders of Class 5 (A-F) Claims are therefore entitled to vote to accept or reject the Committee’s Plan.
     6. Class 6 (A-F) — Subordinated Note Claims
          a. Classification: Classes 6 (A-F) consist of the Subordinated Note Claims against any of the Debtors.

     Treatment: On the Effective Date,_in connection with the enforcement of the Subordinated Note Claims, each Subordinated Noteholder shall receive, as a gift from the Second Lien Noteholders, (i) its Pro Rata share of 1% of the New Common Units, subject to dilution on account of the Long-Term Incentive Plan, and (ii) warrants to purchase 5% of the New Common Units with a strike price equivalent to a $600 million total enterprise value, in full and complete satisfaction of such Subordinated Noteholder Claim. The Subordinated Noteholder Claims will be exchanged for the New Common Units and Warrants in LLC and LLC will then receive PECs from Luxco in exchange for the cancellation of such Subordinated Noteholder Claims.
     Notwithstanding the foregoing, the Reorganized Debtors shall pay, on or as soon as reasonably practicable after the Effective Date, all Indenture Trustee Fees and Expenses arising under the Subordinated Notes Indenture, in full in Cash, without application to or approval of the Bankruptcy Court. Notwithstanding any subordination or intercreditor agreement applicable under nonbankruptcy law, the Holders of Subordinated Note Claims shall receive the Subordinated Note Distribution as described herein as a gift from the Second Lien Noteholders. In addition, the distributions to holders of Subordinated Note Claims and the surrender of Subordinated Notes by Luxco to the Subordinated Note Trustee, as described in Article VIII.I herein, shall constitute a satisfaction and discharge of the Subordinated Note Indenture under section 12.05(d) of the Subordinated Note Indenture.
          b. Impairment/Voting: Class 6 is Impaired. Holders of Class 6 Claims are therefore entitled to vote to accept or reject the Committee’s Plan.
     7. Class 7 (A-F) — Intercompany Claims against the Debtors
          a. Classification: Classes 7 (A-F) consist of Intercompany Claims of Debtors and Non-Debtor Subsidiaries against the Debtors.
          b. Treatment: Notwithstanding anything to the contrary herein, Intercompany Claims, at the election of the Reorganized Debtors, shall be (i) adjusted, released, waived and/or discharged as of the Effective Date, (ii) contributed to the capital of the obligor, or (iii) reinstated and left Unimpaired; provided, however, that Intercompany Claims of the Debtors, the Non-Debtor Subsidiaries, and the Reorganized Debtors shall at all times remain subordinated to the security interests of the holders of the New Term Loan.
          c. Impairment/Voting: Classes 7 (A-F) are Impaired. Because Holders of Class 7 (A-F) Claims receive no recovery on account of such Claims under the Committee’s Plan, they are conclusively presumed to reject the Committee’s Plan.
     8. Class 8 (A-F) — Interests in the Debtors
          a. Classification: Classes 8 (A-F) consist of Interests in the Debtors.
          b. Treatment: Holders of Interests in the Debtors shall receive no distributions or recoveries on account of such Interests and Interests on account of LLC shall be extinguished on the Effective Date. Interests of each Debtor, other than LLC, will continue to exist and not be extinguished.

          c. Impairment/Voting: Classes 8 (A-F) are Impaired. Because Holders of Interests in Class 8 (A-F) receive no recovery on account of such Interests under the Committee’s Plan, they are conclusively presumed to reject the Committee’s Plan.
V.
ACCEPTANCE OR REJECTION OF PLAN
A.	Identification of Classes
1.	Class 1 (A-F) — Priority Non-Tax Claims

2.	Class 2 (A-F) — Other Secured Claims

3.	Class 3 (A-F) — First Lien Lender Secured Claims

4.	Class 4 (A-F) — Second Lien Noteholder Claims

5.	Class 5 (A-F) — General Unsecured Claims

6.	Class 6 (A-F) — Subordinated Note Claims

7.	Class 7 (A-F) — Intercompany Claims against the Debtors

8.	Class 8 (A-F) — Interests in the Debtors
B. Classes Permitted and Not Permitted to Vote
Classes 3, 4, 5, 6, 7 and 8 are Impaired. Holders of Claims in Classes 3, 4, 5 and 6 are permitted to vote to accept or reject the Committee’s Plan. Holders of Class 7 Claims and Holders of Class 8 Interests are conclusively presumed to reject the Committee’s Plan. Holders of Class 1 Claims and Class 2 Claims are conclusively presumed to accept the Committee’s Plan. An Impaired Class of Claims that votes shall have accepted the Committee’s Plan if (a) the Holders (other than any Holder designated by the Bankruptcy Court based on their vote or its solicitation not being in good faith under Bankruptcy Code section 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Committee’s Plan and (b) the Holders (other than any Holder designated under Bankruptcy Code section 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Committee’s Plan.
C. Nonconsensual Confirmation
     In the event any Class of Claims votes to reject the Committee’s Plan, the Creditors’ Committee intends to request that the Bankruptcy Court confirm the Committee’s Plan notwithstanding such rejection pursuant to section 1129(b) of the Bankruptcy Code on the basis that the Committee’s Plan is fair and equitable and does not discriminate unfairly as to the Holders of any Class of Claims.

D. Postpetition Interest
     Except as set forth in the Final Cash Collateral Order, nothing in the Committee’s Plan or the Disclosure Statement shall be deemed to entitle the Holder of a Claim to receive from any Debtor any postpetition interest on account of such Claim.
VI.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. Restructuring and Other Transactions
1.	Intercompany Claims and Interests in Subsidiaries
     Notwithstanding anything to the contrary herein, Intercompany Claims will be adjusted, continued, or discharged to the extent deemed appropriate by the Creditors’ Committee. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the holders of Claims or Interests. As of the Effective Date but only until the reorganization of the Reorganized Debtors, except as expressly provided in the Committee’s Plan, the Reorganized Debtors shall retain any stock or interests they may hold in the Non-Debtor Subsidiaries or affiliates and retain any rights to which such Interests may be entitled under applicable law with respect to such shares or other interests. Notwithstanding anything to the contrary herein, the Non-Debtor Subsidiaries may not sell, transfer or dispose of any assets without the consent of LLC.
2.	Cancellation of Existing Securities and Agreements and Related Indentures/Discharge of Second Lien Noteholder Trustee and Subordinated Note Trustee
     (a) Except (i) as otherwise expressly provided in the Committee’s Plan, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Committee’s Plan, or (iv) with respect to any Claim that is rendered Unimpaired under the Committee’s Plan, on the Effective Date, the Second Lien Indenture and Subordinated Note Indenture, all Interests of LLC and other instruments evidencing any Claims against the Debtors and Non-Debtor Subsidiaries shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors and Non-Debtor Subsidiaries thereunder shall be discharged; provided, however, the Second Lien Notes and the Subordinated Notes will be exchanged for the New Common Units in the LLC and the LLC will then receive PECs from the Luxco in exchange for the cancellation of such debt and the Holders thereof shall have no further rights or entitlements in respect thereof against the Debtors or Non-Debtor Subsidiaries except the rights to receive the distributions to be made to such Holders under the Committee’s Plan and all guarantees or liens against Non-Debtor Subsidiaries shall be automatically released. The First Lien Credit Agreement shall be amended and restated such that the amended and restated First Lien Credit Agreement shall evidence the New Term Loan and the existing Claims under the First Lien Credit Agreement shall be converted to Claims under the New Term Loan. Distributions to be made under the Committee’s Plan to the beneficial owners of the Second Lien Indenture and the Subordinated Note Indenture shall be made to the

Indenture Trustee for the benefit of such holders. The Indenture Trustee shall, in turn, administer the distributions of New Common Units and Warrants to holders of Second Lien Noteholder Claims and Subordinated Note Claims in accordance with the terms of the Indenture. The Confirmation Order shall authorize the Reorganized Debtors, the Second Lien Noteholder Trustee, and the Subordinated Note Trustee to take whatever action may be necessary or appropriate, in its reasonable discretion, to deliver the distributions, without further application to or order of the Bankruptcy Court.
     (b) On the Effective Date, the Second Lien Noteholder Trustee and the Subordinated Note Trustee and their respective agents shall be discharged of all their obligations associated with (i) the Second Lien Indenture, (ii) the Second Lien Noteholder Claims, (iii) the Subordinated Note Indenture, (iv) Subordinated Note Claims and (v) any related documents, and released from all Claims arising in the Reorganization Cases, except to the extent necessary to allow the Second Lien Noteholder Trustee and the Subordinated Note Trustee to receive distributions pursuant to the Plan and make distributions under the Indenture on account of allowed Claims based upon the Indenture. As of the Effective Date, the Second Lien Indenture and the Subordinated Note Indenture shall be deemed fully satisfied, discharged and cancelled, except that such cancellation shall not impair the rights of the Holders of the Second Lien Noteholder Claims or the Subordinated Note Claims to receive distributions under the Committee’s Plan, or the obligations of the Second Lien Noteholder Trustee or the Subordinated Note Trustee to discharge Liens, the Second Lien Guarantees and the Subordinated Note Guarantees. All Liens and Second Lien Guarantees in favor of the Second Lien Indenture for the benefit of the Holders of the Second Lien Claims or otherwise arising under the Second Lien Indenture shall be deemed released, satisfied and discharged. In addition, all Liens, if any, and Subordinated Note Guarantees in favor of the Subordinated Note Indenture for the benefit of the Holders of the Subordinated Note Claims or otherwise arising under the Subordinated Note Indenture shall be deemed released, satisfied and discharged.
     3. Issuance of New Common Units, Warrants and Subscription Rights
     The issuance by LLC of the New Common Units, Warrants and Subscription Rights on and after the Effective Date is hereby authorized without the need for any further corporate action and without any further action by holders of Claims or Interests. Such Interests shall be distributed as provided in Article IV.B.4 and Article IV.B.6 herein.
     All of the New Common Units and Subscription Rights issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable. Each distribution and issuance referred to in Article VIII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Holder receiving such distribution or issuance. Such Interests shall be distributed as provided in Article IV.B.4 and Article IV.B.6 herein. As provided in the Postconfirmation Organizational Documents, the New Common Units shall be subject to certain restrictions on transfer. Any New Common Units issued in connection with the Warrants shall be subject to the terms of the LLC Agreement. As provided in the Postconfirmation Organizational Documents, the New Common Units shall be subject to certain restrictions on transfer. As provided in the Postconfirmation Organizational Documents, which are incorporated herein by reference, New Common Units may be issued in more than one series, shall be identical in all respects, and shall have equal rights and privileges. In compliance with 1123(a)(6) of the Bankruptcy Code, the Postconfirmation Organizational Documents shall provide that the Reorganized Debtors shall not issue nonvoting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code.
     Upon the Effective Date, the amended and restated limited liability company operating agreement of LLC (the “LLC Agreement”) and the Registration Rights Agreement shall each be deemed to become valid, binding and enforceable in accordance with its respective terms, and each holder of New Common Units shall be bound thereby, in each case, without need for execution by any party thereto other than the Backstop Purchaser and LLC, to the extent required. Also upon the Effective Date, the Warrant Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms, and each holder of a Warrant shall be bound thereby, in each case, without need for execution by any party thereto other than the Backstop Purchaser and LLC.
     4. Incurrence of New Indebtedness
     The Reorganized Debtors’ entry into the New Term Loan is hereby authorized without the need for any further corporate action, except as set forth in the New Term Loan, and without any further action by holders of Claims or equity interests. The First Lien Credit Agreement shall be amended and restated such that the amended and restated First Lien Credit Agreement shall evidence the New Term Loan and the existing Claims under the First Lien Credit Agreement shall be converted to Claims under the New Term Loan.
B. Release of Second Liens/Second Lien Guaranties/Subordinated Note Guaranties
     1. Release of Liens
     On the Effective Date, all Liens securing the Second Lien Noteholder Claims shall be deemed fully released. The Second Lien Noteholder Trustee, the Second Lien Collateral Agent and the Collateral Trustee shall be authorized and directed to release any collateral or other property held by them on behalf of Holders of the Second Lien Noteholder Claims and to take such actions and execute and deliver such documents as may be requested by the Creditors’ Committee or the Reorganized Debtors to evidence the release of all Liens securing the Second Lien Noteholder Claims, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by Debtors or the Reorganized Debtors, in lieu of delivery of the documents otherwise required pursuant to section 5.1(b) of the Intercreditor Agreement.
     2. Release of Second Lien Guarantees
     The Non-Korean Guarantors’ obligations under the Second Lien Guarantees shall be deemed fully released on the Effective Date as a result of the Restructuring Transactions. The Second Lien Noteholder Trustee shall be authorized and directed to take any action and execute and deliver any documents as may be requested by the Debtors to release any collateral or other property of the Debtors held by the Second Lien Noteholder Trustee. In addition, the Korean Guarantee shall be released as of the Effective Date. The distributions to holders of Second Lien

Noteholder Claims and the surrender of Second Lien Notes to the Second Lien Noteholder Trustee, as described in Article VIII.I herein, shall constitute a satisfaction and discharge of the Second Lien Indenture under section 12.05(d) of the Second Lien Indenture.
     3. Release of Subordinated Note Guarantees
     The Subordinated Note Guarantors’ obligations under the Subordinated Note Guarantees shall be deemed fully released on the Effective Date. The Subordinated Noteholder Trustee shall be authorized and directed to take any action and execute and deliver any documents as may be requested by the Debtor to acknowledge the release of any claims against the Non-Korean Guarantors on account of the Subordinated Note Guarantees. The distributions to holders of Subordinated Note Claims and the surrender of Subordinated Notes to the Subordinated Note Trustee, as described in Article VIII.I herein, shall constitute a satisfaction and discharge of the Subordinated Note Indenture under section 12.05(d) of the Subordinated Note Indenture.
     4. Release and Discharge of Debtors
     Upon the occurrence of the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.
     5. Release and Discharge of Non-Debtor Subsidiaries
     In addition to the terms of section B.4 above, each Holder of a Secured Claim, the Second Lien Noteholder Trustee of the Second Lien Notes, the Subordinated Note Trustee of the Subordinated Notes, any agent under the First Lien Credit Agreement, the Second Lien Indenture, the Subordinated Note Indenture shall be deemed to have forever waived, released, and discharged the Non-Debtor Subsidiaries of any Liens, Claims, claims, causes of action, rights, or liabilities arising from guarantees granted to the Holders of (i) the Second Lien Noteholder Claims under the Second Lien Indenture, (ii) the First Lien Lender Secured Claims under the First Lien Credit Agreement, or (iii) the Subordinated Note Claims under the Subordinated Note Indenture, as well as any respective Deficiency Claims; provided, however, that the Liens securing the First Lien Lender Secured Claims shall remain in effect for the sole purpose of securing the New Term Loan.
     In addition, the Confirmation Order shall authorize the Reorganized Debtors, Second Lien Noteholder Trustee and the Subordinated Note Trustee to take whatever action may be necessary or appropriate, in their reasonable discretion, to effectuate the foregoing, including, without limitation, providing a release of the Liens, the First Lien Guarantees, the Second Lien Guarantees, and the Subordinated Note Guarantees; provided, however, that the Liens securing the First Lien Lender Secured Claims shall remain in effect for the sole purpose of securing the New Term Loan.
C. Continued Corporate Existence
     Except as otherwise provided in the Committee’s Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except with respect to the Postconfirmation Organizational Documents (or other formation documents) that are amended by the Committee’s Plan, the Committee’s Plan Supplement or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Committee’s Plan and require no further action or approval. Notwithstanding the foregoing, on or as of the Effective Date, or as soon as practicable thereafter, and without the need for any further action, the Reorganized Debtors may, subject to the consent of the Backstop Purchaser: (i) cause any or all of the Reorganized Debtors to be merged into one or more of the Reorganized Debtors of Non-Debtor Subsidiaries, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors or Non-Debtor Subsidiaries, or (iii) engage in any other transaction in furtherance of the Committee’s Plan.
D. The Offering
     1. Issuance of Subscription Rights
     Each Offering Participant that identifies itself as an accredited investor to the Subscription Agent shall be entitled to receive Subscription Rights entitling such Offering Participant the right to subscribe for up to its Offering Pro Rata Share of New Common Units to be issued pursuant to the Offering. After giving effect to the issuance of New Common Units pursuant to the Second Lien Noteholder Distribution, the Subordinated Note Distribution and the Standby Commitment Fee, but without giving effect to the Warrants to be issued to holders of Subordinated Note Claims, the amount of the equity ownership of LLC represented by the New Common Units to be offered pursuant to the exercise of Subscription Rights is 84% of the equity of LLC (the “Offering Available Equity”), subject to dilution on account of the Long-Term Incentive Plan; provided that, under the Backstop Commitment Agreement, the Minimum Allocation to be available for sale to the Backstop Purchaser is 67% of the Offering Available Equity, or approximately 56.28% of the New Common Units, subject to dilution on account of the Long-Term Incentive Plan. Accordingly, after giving effect to the Minimum Allocation, the percentage of the equity of LLC represented by the New Common Units available in the Offering to Offering Participants other than the Backstop Purchaser is approximately 27.72% of the New Common Units, subject to dilution on account of the Long-Term Incentive Plan. Since the Backstop Purchaser is entitled to a Minimum Allocation of 67% of the Subscription Rights, if more than 33% of the Subscription Rights are subscribed for by Eligible Holders other than the Backstop Purchaser, then the Subscription Rights to be purchased by each such Eligible Holder will be reduced on a pro rata basis so that the amount to be purchased by all such Eligible Holders equals 33% of the aggregate number of Subscription Rights. Each such Eligible Holder will be notified of the reduced subscription amount and the difference in payment will be refunded to such Eligible Holder without interest. Offering Participants have the right, but not the obligation, to participate in the Offering as provided herein.
     However, to the extent that the Offering Participants do not exercise the Subscription Rights by the Subscription Expiration Date, the Backstop Purchaser, subject to the terms and conditions of the Backstop Commitment Agreement, shall subscribe for and purchase all Unsubscribed Units as of the Subscription Expiration Date. No payment in lieu of the Subscription Rights will be made to any holder of a Second Lien Noteholder Claim that is not an Accredited Investor and therefore unable to subscribe for New Common Units pursuant to the Offering.
     2. Subscription Period
     The Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. Each Offering Participant intending to participate in the Offering must affirmatively elect to exercise its Subscription Rights on or prior to the Subscription Expiration Date. After the Subscription Expiration Date, the Unsubscribed Units shall be treated as acquired by the Backstop Purchaser in accordance with and subject to the terms and conditions contained in the Backstop Commitment Agreement and the Committee’s Plan, and any exercise of such Subscription Rights by any entity other than the Backstop Purchaser or any of its affiliates or any permitted assignee of the Backstop Purchaser’s rights under the Backstop Commitment Agreement shall be null and void and there shall be no obligation to honor any such purported exercise received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.
     3. Subscription Purchase Price
     Each Offering Participant choosing to exercise its Subscription Rights shall be required to pay such participant’s Subscription Purchase Price for New Common Units.
     4. Exercise of Subscription Rights
     In order to exercise the Subscription Rights, each Offering Participant must return a duly completed Subscription Form and Subscription Agreement to the Subscription Agent so that such form is actually received by the Subscription Agent on or before the Subscription Expiration Date. Each such Offering Participant must tender the Offering Participant’s Subscription Purchase Price to the Subscription Agent so that it is actually received by the Subscription Expiration Date. The Offering Participant’s Subscription Purchase Price must be paid in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Subscription Agent. Each Offering Participant may exercise all or any portion of such Offering Participant’s Subscription Rights pursuant to the Subscription Form, but the exercise of any Subscription Rights shall be irrevocable. If the Subscription Agent for any reason does not receive from a given Offering Participant (a) a duly completed Subscription Form on or prior to the Subscription Expiration Date, and (b) immediately available funds in an amount equal to such Offering Participant’s Subscription Purchase Price on or prior to the

Subscription Expiration Date, such Offering Participant shall be deemed to have relinquished and waived its right to participate in the Offering. The payments made in accordance with the Offering shall be deposited and held by the Subscription Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien or similar encumbrance and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Offering until the Effective Date, or such other later date, at the option of the Creditors’ Committee, but not later than twenty (20) days after the Effective Date. The Subscription Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any lien or similar encumbrance.
     In order to facilitate the exercise of the Subscription Rights, on the Subscription Commencement Date, the Subscription Form will be provided by mail, electronic mail, or facsimile transmission to (i) each holder of a Second Lien Noteholder Claim that the Creditors’ Committee knows to be an Eligible Holder and (ii) to each holder of a Second Lien Noteholder Claim who identifies itself to the Subscription Agent as an Eligible Holder, together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for the payment of the applicable Subscription Purchase Price for that portion of the Subscription Rights sought to be exercised by such Eligible Holder.
     5. Offering Procedures
     Notwithstanding anything contained herein to the contrary, the Creditors’ Committee, with the consent of the Backstop Purchaser, may modify the procedures relating to the Offering or adopt such additional detailed procedures consistent with the provisions of this Article VI(D) to more efficiently administer the exercise of the Subscription Rights; provided, however, that the Creditors’ Committee shall be provided prompt written notice to the Offering Participants of any material modification to such procedures.
     6. Transfer Restriction: Revocation
     The Subscription Rights are not transferable. Any such transfer or attempted transfer will be null and void, and no purported transferee will be treated as the holder of any Subscription Rights. Once an Offering Participant has properly exercised its Subscription Rights, such exercise cannot be revoked.
     7. Offering Backstop
     Subject to the terms and conditions in the Backstop Commitment Agreement, the Backstop Purchaser has agreed to subscribe for and purchase on the Effective Date, at the aggregate Subscription Purchase Price therefor, its Backstop Commitment (as set forth on Schedule 1 to the Backstop Commitment Agreement) of all Unsubscribed Units as of the Subscription Expiration Date. The Backstop Purchaser shall pay to the Subscription Agent, by wire transfer in immediately available funds on or prior to the Effective Date, Cash in an amount equal to the aggregate Subscription Purchase Price attributable to such Unsubscribed Units as provided in the Backstop Commitment Agreement. The Subscription Agent shall deposit such payment into the same trust account into which were deposited the Subscription Purchase Price payments of Offering Participants on the exercise of their Subscription Rights. The Debtors and the Subscription Agent shall give the Backstop Purchaser by e-mail and electronic facsimile transmission written notification setting forth either (i) a true and accurate calculation of the number of Unsubscribed Units, and the aggregate Subscription Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Units, the fact that there are no Unsubscribed Units and that the Backstop Commitments are terminated (a “Satisfaction Notice”) as soon as practicable after the Subscription Expiration Date. In addition, the Subscription Agent shall notify the Backstop Purchaser, on each Friday during the Subscription Period, on each Business Day during the five (5) Business Days prior to the Subscription Expiration Date (and any extensions thereto) or more frequently if requested by the Backstop Purchaser, of the aggregate number of Subscription Rights known by the Subscription Agent to have been exercised pursuant to the Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be. The Subscription Agent shall determine the number of Unsubscribed Units, if any, in good faith, and provide the Backstop Purchaser with a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Units as so determined. On the Effective Date, the Backstop Purchaser will purchase only such number of Unsubscribed Units as are listed in the Purchase Notice, without prejudice to the rights of the Backstop Purchaser to seek later an upward or downward adjustment if the number of Unsubscribed Units in such Purchase Notice is inaccurate. Delivery of the Unsubscribed Units will be made to the account of the Backstop Purchaser (or to such other accounts as the Backstop Purchaser may designate) on the Effective Date against payment of the aggregate Subscription Purchase Price for the Unsubscribed Units by wire transfer of immediately available funds to a bank account in the United States specified by the Debtors to the Backstop Purchaser at least 24 hours in advance. All Unsubscribed Units will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Debtors or the Reorganized Debtors to the extent required under the Confirmation Order or applicable law. Notwithstanding anything contained herein to the contrary, the Backstop Purchaser, in its sole discretion, may designate that some or all of the Unsubscribed Units be issued in the name of, and delivered to, one or more of its affiliates, or to other financial institutions reasonably acceptable to Debtors.
     The obligations of the Backstop Purchaser are subject to certain conditions including, among other things, the entry of an order of the Bankruptcy Court on or before September 25, 2009, in form and substance satisfactory to the Backstop Purchaser and its counsel, approving the Backstop Commitment Agreement and the Committee’s Plan, which order shall become a final order not subject to stay, appeal or modification on or before October 7, 2009.
     8. Backstop Fees and Expenses/Backstop Units
     In consideration for its agreement to backstop the Offering, in the event the Committee’s Plan is confirmed and the Effective Date occurs, the Backstop Purchaser shall receive the Standby Commitment Fee to be allocated in the manner set forth in the Backstop Commitment Agreement. The Standby Commitment Fee shall be deemed fully earned and payable in full on the Effective Date and following the entry of the Backstop Approval Order and Confirmation Order by the Bankruptcy Court, regardless of whether the Offering is fully subscribed by eligible holders of the Second Lien Noteholder Claims.

     Under the Backstop Commitment Agreement, if the Committee’s Plan is confirmed and becomes effective, on the Effective Date, the Reorganized Debtors shall pay the reasonable and documented fees, expenses, disbursements and charges of the Backstop Purchaser incurred after July 29, 2009 relating to the exploration and discussion of alternative financing structures to the Backstop Commitment or to the preparation and negotiation of the Backstop Commitment Agreement, the Committee’s Plan Documents, the Postconfirmation Organizational Documents, and the proposed documentation and the transactions contemplated thereby, including, without limitation, the reasonable fees and expenses of counsel and financial advisors to the Backstop Purchasers.
     9. Distribution of the New Common Units
     On the Effective Date, the LLC shall distribute the New Common Units purchased by each Offering Participant that has properly exercised its Subscription Rights to such holder and to the Backstop Purchaser. If the exercise of a Subscription Right would result in the issuance of a fractional share of New Common Units, then the number of shares of New Common Units to be issued in respect of such Subscription Right will be rounded down to the closest unit.
     10. Backstop Purchaser’s Minimum Allocation
     Notwithstanding anything to the contrary in Article VI(D) of the Committee’s Plan, the Backstop Purchaser shall receive the Minimum Allocation of the New Common Units issued pursuant to the Offering.
     11. Private Placement Exemption
     The Creditor’s Committee will only make the Offering available to Eligible Holders. Therefore, the New Common Units issued pursuant to the Offering to the Eligible Holders will be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder. Unlike the New Common Units issued to holders of Allowed Claims (Classes 4A-4F and Classes 6A-6F), such New Common Units issued to the Eligible Holders pursuant to the Offering will not be exempted under section 1145 of the Bankruptcy Code.
     12. Disputed Claims
     For all purposes of this Article VI(D), each Offering Participant is entitled to participate in the Rights Offering solely to the extent of its Offering Pro Rata Share, if any; provided, however, that the Backstop Purchaser shall receive a minimum allocation of two-thirds (2/3) of the New Common Units issued pursuant to the Offering.
     13. Validity of Exercise of Subscription Rights
     All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Creditors’ Committee, whose good faith determinations shall be final and binding. The Creditors’ Committee, in its discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription

Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Creditors’ Committee determines in its discretion. The Creditors’ Committee will use commercially reasonable efforts to give notice to any Offering Participants regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such participant and, may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Creditors’ Committee nor the Subscription Agent shall incur any liability for failure to give such notification
     14. Indemnification of Backstop Purchaser
     Upon the Effective Date of the Committee’s Plan, the Debtors or the Reorganized Debtors, as the case may be (in such capacity, the “Indemnifying Parties”) shall indemnify and hold harmless the Backstop Purchaser and each of its respective affiliates, members, partners, officers, directors, employees, agents, advisors, controlling persons and professionals (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Offering, the Backstop Commitment Agreement, the Committee’s Plan or the transactions contemplated hereby or thereby, including without limitation, distribution of the Standby Commitment Fee if any, distribution of the Subscription Rights, the purchase and sale of New Common Units in the Offering and purchase and sale of Unsubscribed Units pursuant to the Backstop Commitment Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from gross negligence or willful misconduct on the part of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Parties shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. The relative benefits to the Indemnifying Parties on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Debtors pursuant to the sale of New Common Units contemplated by the Backstop Commitment Agreement bears to (ii) the fee paid or proposed to be paid to the Backstop Purchaser in connection with such sale. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Parties, any person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other person in connection with or as a result of the Offering or the transactions contemplated thereby, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Debtors are finally judicially determined to have resulted from gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of the Backstop Commitment Agreement. The indemnity and reimbursement obligations of the Indemnifying Parties described in this Article VI(D) shall be in addition to any liability that the Indemnifying Parties may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Parties and any Indemnified Person.
     Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to the backstop Agreement or any of the transactions contemplated thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Parties in respect thereof, notify the Indemnifying Parties in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Parties will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Parties will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of the provisions described in this Article VI(D). In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Person of the commencement thereof, if the Indemnifying Parties commits in writing to fully indemnify and hold harmless the Indemnified Person with respect to such Proceedings without regard to whether the Effective Date occurs, the Indemnifying Parties will be entitled to participate in such Proceedings, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Parties and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of such indemnification commitment from the Indemnifying Parties and notice from the Indemnifying Parties to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Parties shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Parties shall not be liable for the expenses of more than one separate counsel, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person at the Indemnifying Parties’ expense within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Parties shall have authorized in writing the employment of counsel for such Indemnified Person.
E. Retained Rights of Action
     Unless a Right of Action is in writing, expressly waived, relinquished, released, compromised, or settled in the Committee’s Plan, or in a Final Order, as of the Effective Date, all rights with respect to such Retained Right of Action are expressly preserved for the benefit of the Reorganized Debtors.

F. Claims Objections
     Unless an objection to a Claim is in writing, expressly waived, relinquished, released, assigned, compromised, or settled in the Committee’s Plan, or in a Final Order, all rights with respect to such Claim objection are expressly preserved for the benefit of, and fully vested in, the Reorganized Debtors. The Reorganized Debtors may pursue, or decline to pursue, objections to Claims, as appropriate, in the business judgment of the Reorganized Debtors and in consultation with the Plan Proponent. The Reorganized Debtors may settle, release, sell, assign, otherwise transfer, or compromise objections to Claims without need for notice or order of the Bankruptcy Court.
G. Corporate Governance
     1. General
     On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the Postconfirmation Board. The Backstop Purchaser has no current intention of changing current management or their current compensation.
     2. Postconfirmation Board
     The Postconfirmation Board of each of the Reorganized Debtors shall consist of 5 members, including the chief executive officer of the Reorganized Debtors, each of whom shall be selected by the Backstop Purchaser. All directors shall stand for election annually.
     3. Filing of Postconfirmation Organizational Documents
     On the Effective Date, or as soon thereafter as practicable, to the extent necessary, the Reorganized Debtors shall file their Postconfirmation Organizational Documents, as required or deemed appropriate, with the appropriate Persons in their respective jurisdictions of incorporation or establishment.
     4. Long-Term Incentive Plan
     The Long-Term Incentive Plan will provide for a certain percentage of New Common Units, not to exceed 10% of the issued and outstanding New Common Units on the Effective Date, to be reserved for issuance as options, equity or equity-based grants in connection with the Reorganized Debtors’ Long-Term Incentive Plan. The amount of New Common Units, if any, to be issued pursuant to the Long-Term Incentive Plan, and the terms thereof shall be determined by the Postconfirmation Board.
H. Exemption from Securities Laws
     Holders of Allowed Claims in Classes 4A-4F (Second Lien Noteholder Claims) will receive New Common Units and holders of Allowed Claims in Classes 6A-6F (Subordinated Note Claims) will receive New Common Units and Warrants pursuant to the Plan. Section 1145 of the Bankruptcy Code provides an exemption from the securities registration requirements of federal and state securities laws with respect certain distributions of securities under a plan of reorganization. Pursuant to the Committee’s Plan, the New Common Units and Warrants issued to holders of Allowed Claims in Classes 4A-4F (Second Lien Noteholder Claims) and holders of Allowed Claims in Classes 6A-6F (Subordinated Note Claims) will be exempt from registration under otherwise applicable federal and state securities laws pursuant to section 1145 of the Bankruptcy Code.
     As set forth herein, the New Common Units issued pursuant to the Offering to the Offering Participants will be exempt from registration under the Securities Act by virtue of section 4(2) thereof and Regulation D promulgated thereunder.
I. Issuance and Resale of New Securities Under the Committee’s Plan
     Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (as amended, the “Securities Act”) the offer or sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, and in the case of warrants so issued under a chapter 11 plan, also generally exempts the issuance of the securities issued upon exercise of such warrants. In reliance upon this exemption, the New Common Units and New Warrants will be issued on the Effective Date as provided in the Committee’s Plan, and will be exempt from the registration requirements of the Securities Act, except to the extent described below. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (ii) the restrictions, if any, on the transferability of such Securities and instruments set forth in the Stockholders Agreement; and (iii) applicable regulatory approval. However, recipients of securities issued under the Committee’s Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.
     As set forth herein and in the Committee’s Plan, the New Common Units issued pursuant to the Offering to the Offering Participants will be exempt from registration under the Securities Act by virtue of section 4(2) thereof and Regulation D promulgated thereunder. The New Common Units being issued in the offering are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and accordingly may not be offered, sold, resold, pledged, delivered, allotted or otherwise transferred except in transactions that are exempt from, or in transactions not subject to, the registration requirements of the Securities Act and in compliance with any applicable state securities laws. The New Common Units issued in the Offering shall bear a legend restricting their transferability until no longer required under applicable requirements of the Securities Act and state securities laws.
J. Registration Rights Agreement
     Other than as provided in the Registration Rights Agreement, the Reorganized Debtors shall not be obligated to list the New Common Units on a national securities exchange. In order to ensure that the Reorganized Debtors will not become subject to the reporting requirements of the Exchange Act except in connection with a public offering, the Postconfirmation Organizational Documents will impose certain trading restrictions to limit the number of record holders thereof. On the Effective Date, the Reorganized Debtors expect to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Backstop Purchaser and the other Offering Participants who purchase their Offering Pro Rata Share of New Common Units in the Offering (the “Other Full Offering Participants”). Pursuant to the Registration Rights Agreement, the Backstop Purchaser would have the right to require the Reorganized Debtors to effect registered, underwritten secondary offerings of the Backstop Purchaser’s New Common Units on terms and conditions to be negotiated and reflected in such Registration Rights Agreement, with the number of demand registration rights to be determined and the Other Full Offering Participants would have certain piggy-back registration rights. A form of the Registration Rights Agreement will be included in the Committee’s Plan Supplement.
K. Payment of Plan Expenses
     The Reorganized Debtors may pay all reasonable Plan Expenses without further notice to Creditors or Holders of Interests or approval of the Bankruptcy Court.
L. Dissolution of the Official Committee
     As of the Effective Date, the Committee shall be dissolved, provided, however, that notwithstanding such dissolution, the Committee’s Professional Persons may seek payment of any unpaid Administrative Expenses pursuant to the Committee’s Plan.
M. Actions in Korea
     The Debtors or the Reorganized Debtors, as the case may be, shall take whatever action necessary to implement the Confirmation Order in Korea.
VII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A. Assumption and Rejection of Executory Contracts and Unexpired Leases
     Except for any executory contracts or unexpired leases: (i) that are listed as Rejected Contracts in the Plan Supplement (ii) that previously were assumed or rejected by an order of the Bankruptcy Court, pursuant to section 365 of the Bankruptcy Code; (iii) as to which a motion for approval of the assumption or rejection of such contracts or leases has been Filed and served prior to Confirmation; or (iv) that constitute contracts of insurance in favor of, or that benefit, the Debtors or the Estates, each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be deemed assumed pursuant to section 365 of the Bankruptcy Code as of the Effective Date. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such assumptions, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. On the Effective Date, the Debtors shall pay any cure costs associated with any assumed contracts owned by the Debtors (i.e., claims of non-Debtor contract parties against the Debtors for monetary damages for breaches of such assumed contracts) from the Cash of the Reorganized Debtors.
B. Objections to Assumption of Executory Contracts and Unexpired Leases
     1. Objection Procedure Generally
     Any party objecting to any Debtor’s proposed assumption of an executory contract or unexpired lease based on a lack of adequate assurance of future performance or on any other ground including the adequacy of the “cure” amount set forth in the Plan Supplement shall file and serve a written objection to the assumption of such contract or lease by the deadline to object to Confirmation. Failure to timely file an objection shall constitute consent to the assumption and assignment of those contracts and leases, including an acknowledgment that the proposed assumption provides adequate assurance of future performance and that the applicable “cure” amount set forth in the Plan Supplement is proper and sufficient for purposes of section 365 of the Bankruptcy Code.
     2. Objection Based on Grounds Other Than “Cure” Amount
     If any party timely and properly files an objection to assumption based on any ground other than the adequacy of the applicable “cure” amount set forth in the Plan Supplement and the Bankruptcy Court ultimately determines that any Debtor cannot assume the executory contract or then the unexpired lease or executory contract shall automatically thereupon be deemed to have been excluded from the Plan Supplement and shall be rejected.
     3. Objection Based on “Cure” Amount
     If any party timely and properly files an objection to assumption based on the adequacy of the applicable “cure” amount set forth in the Plan Supplement and such objection is not resolved between the Debtors and the objecting party, the Bankruptcy Court shall resolve such dispute at the Confirmation Hearing or another hearing date to be determined by the Bankruptcy Court. The resolution of such dispute shall not affect the assumption of the executory contract or lease that is the subject of such dispute but rather shall affect only the “cure” amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their discretion determine that the amount asserted to be the necessary “cure” amount would, if ordered by the Bankruptcy Court, make the assumption of the executory contract or lease imprudent, then the Debtors may elect to (1) reject the executory contract or lease, or (2) request an expedited hearing on the resolution of the “cure” dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the executory contract or lease pending the outcome of such dispute.
C. Payment Related to Assumption of Executory Contracts and Unexpired Leases
     If not the subject of dispute as of the Confirmation Date, any monetary defaults under each executory contract and unexpired lease to be assumed under the Committee’s Plan shall be satisfied by the Debtors from the Cash of MSA, pursuant to section 365(b) of the Bankruptcy Code: (i) by payment of (1) the applicable “cure” amount, (2) such other amount as ordered by the Bankruptcy Court, or (3) such other amount as agreed upon by the Debtors, in Cash within thirty (30) days following the Effective Date; or (ii) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding the appropriate “cure” amount, payment of the amount otherwise payable hereunder shall be made following entry of a Final Order or agreement by the Debtors or Reorganized Debtors, as the case may be.
D. Bar Date for Rejection Damages
     If the rejection of an executory contract or unexpired lease pursuant to the Committee’s Plan or otherwise gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors or their Estates unless a proof of Claim is Filed and served on the Debtors and their counsel within thirty days after the earlier of (a) Confirmation or (b) service of a notice that the executory contract or unexpired lease has been rejected. All such Claims for which proofs of Claim are required to be Filed, if Allowed, will be, and will be treated as, General Unsecured Claims, subject to the provisions of the Committee’s Plan.
E. Insurance Policies
     Unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies which are executory, if any, and any agreements, documents or instruments relating thereto, shall be assumed under the Committee’s Plan. Nothing contained in this section shall constitute or be deemed a waiver of any cause of action that the Debtors or Reorganized Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.
VIII.
DISTRIBUTIONS AND RELATED MATTERS
A. Dates of Distribution
     The sections of the Committee’s Plan on treatment of Administrative Expenses, Claims, and Interests specify the times for distributions. Whenever any payment or distribution to be made under the Committee’s Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day. Distributions due on the Effective Date will be paid on such date or as soon as practicable thereafter, provided that if other provisions of the Committee’s Plan require the surrender of securities or establish other conditions precedent to receiving a distribution, the distribution may be delayed until such surrender occurs or conditions are satisfied.
     If, under the terms of the Committee’s Plan, the resolution of a particular Disputed Claim, e.g., it is Disallowed, entitles other Holders of Claims to a further distribution, either (a) the Reorganized Debtors may make such further distribution as soon as practicable after the resolution of the Disputed Claim or (b) if the further distribution is determined in good faith, by the Reorganized Debtors to be less than $100 for any Creditor, then, in order to afford the Reorganized Debtors an opportunity to minimize costs and aggregate such distributions, the Reorganized Debtors may make such further distribution any time prior to sixty days after the Final Resolution Date.

B. Cash Distributions
     Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign Creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
C. Rounding of Payments
     Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.
D. Disputed Claims
     Notwithstanding all references in the Committee’s Plan to Claims that are Allowed, in undertaking the calculations concerning Allowed Claims or Allowed Administrative Expenses under the Committee’s Plan, including the determination of the amount or number of distributions due to the Holders of Allowed Claims and Allowed Administrative Expenses, each Disputed Claim shall be treated as if it were an Allowed Claim or Allowed Administrative Expense, except that if the Bankruptcy Court estimates the likely portion of a Disputed Claim to be Allowed or authorized or otherwise determines the amount or number that would constitute a sufficient reserve for a Disputed Claim (which estimates and determinations may be requested by the Debtors), such amount or number as determined by the Bankruptcy Court shall be used as to such Claim.
     Distributions of non-Cash consideration due in respect of a Disputed Claim shall be held and not made pending resolution of the Disputed Claim.
     After an objection to a Disputed Claim is withdrawn, resolved by agreement, or determined by Final Order, the distributions due on account of any resulting Allowed Claim, Allowed Interest, or Allowed Administrative Expense shall be made by the Reorganized Debtors. Such distribution shall be made within forty-five days of the date that the Disputed Claim becomes an Allowed Claim or Allowed Administrative Expense. No interest shall be due to a Holder of a Disputed Claim based on the delay attendant to determining the allowance of such Claim, Interest, or Administrative Expense.
E. Undeliverable and Unclaimed Distributions
     If any distribution under the Committee’s Plan is returned to the Reorganized Debtors as undeliverable or the check or other similar instrument or distribution by the Reorganized Debtors remains uncashed or unclaimed, as applicable, for 120 days, such Cash shall be deemed to be “Unclaimed Property.” Upon property becoming Unclaimed Property, it immediately shall be revested in the Reorganized Debtors.
     Pending becoming Unclaimed Property, such Cash will remain in the possession of the Reorganized Debtors, and, if the Reorganized Debtors are notified in writing of a new address for the relevant Holder, they shall cause distribution of the Cash within forty-five days thereafter.

     Once there becomes Unclaimed Property for a Holder, no subsequent distributions for such Holder that may otherwise be due under the Committee’s Plan will accrue or be held for such Holder, provided that, if the applicable agent is notified in writing of such Holder’s then current address and status as a Holder under the Committee’s Plan, thereafter, the Holder will become entitled to its share of distributions, if any, which first become due after such notification.
F. Compliance With Tax Requirements
     The Reorganized Debtors shall comply with all withholding and reporting requirements imposed by federal, state, or local taxing authorities in connection with making distributions pursuant to the Committee’s Plan.
     In connection with each distribution with respect to which the filing of an information return (such as an IRS Form 1099 or 1042) or withholding is required, the Reorganized Debtors shall file such information return with the IRS and provide any required statements in connection therewith to the recipients of such distribution, or effect any such withholding and deposit all moneys so withheld to the extent required by law. With respect to any Person from whom a tax identification number, certified tax identification number, or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors, the Reorganized Debtors may, in their sole option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received; provided, however, that the Reorganized Debtors shall not be obligated to liquidate any securities to perform such withholding.
G. Record Date in Respect to Distributions
     Except as set forth below, the record date and time for the purpose of determining which Persons are entitled to receive any and all distributions on account of any Allowed Claims or Interests, irrespective of the date of or number of distributions, shall be the same as the Record Date.
     At the date and time of the Record Date, the Agent’s registers with respect to the First Lien Lender Secured Claims, the Second Lien Noteholder Claim and the Subordinated Note Claim shall be deemed closed for purposes of determining whether a Holder of a First Lien Lender Secured Claim, a Second Lien Noteholder Claim or a Subordinated Note Claim is a record holder entitled to distributions under the Committee’s Plan. Neither the Reorganized Debtors nor the Agent shall have any obligation to recognize, for purposes of distributions pursuant to or in any way arising under the Committee’s Plan, any First Lien Lender Secured Claim Lender Secured Claim, a Second Lien Noteholder Claim or a Subordinated Note Claim, or Claim arising therefrom or in connection therewith that is transferred after the time of the Record Date. Instead, they all shall be entitled to recognize and deal for distribution purposes with only those record holders of the First Lien Lender Secured Claims, the Second Lien Noteholder Claim or the Subordinated Note Claim as of the Record Date irrespective of the number of distributions to be made under the Committee’s Plan or the date of such distributions.

H. Conditions to Receiving Distributions
     As a condition to receiving any distribution under the Committee’s Plan, each Holder of an Allowed Claim shall have executed and delivered such agreements, documents and instruments as may be reasonably required by the Debtors or Reorganized Debtors. Any Holder of an Allowed Claim that fails to execute and deliver such agreements, documents, and instruments or fails to take such action as may be reasonably requested by the Debtors or Reorganized Debtors before the first anniversary of the later to occur of (a) the availability of the agreements, documents and instruments required by the Debtors or the Reorganized Debtors and (b) the Effective Date may not participate in any distribution under the Committee’s Plan with respect to such Allowed Claim. Any distribution forfeited hereunder shall be ratably reallocated among complying Holders of the applicable Class. The Debtors acknowledge that the First Lien Lender Parties have delivered all necessary agreements, documents and instruments and have taken all necessary actions required pursuant to this Article VIII.H.
I. Surrender of Instruments
     As a condition to receiving any distribution under the Committee’s Plan, each Holder of Second Lien Notes or Subordinated Notes must either (a) surrender such (i) Second Lien Notes to Luxco who will surrender such Second Lien Notes to the Second Lien Noteholder Trustee, or (ii) Subordinated Notes to Luxco who will surrender such Subordinated Notes to the Subordinated Note Trustee, or (b) submit evidence satisfactory to (i) the Second Lien Noteholder Trustee with respect to the Secured Lien Notes, and (ii) the Subordinated Note Trustee with respect to the Subordinated Notes. Any Holder that fails to do either (a) or (b) above shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Committee’s Plan.
IX.
LITIGATION, OBJECTIONS TO CLAIMS, AND DETERMINATION OF TAXES
A. Litigation: Objections to Claims; Objection Deadline
     Except as may be expressly provided otherwise in the Committee’s Plan, the Reorganized Debtors shall be responsible for any objection to the allowance of any Claim, and the determination of Tax issues and liabilities.
     As of the Effective Date, the Reorganized Debtors shall have exclusive authority to file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims. Unless another date is established by the Bankruptcy Court (which may so act without notice or hearing) or is established by other provisions of the Committee’s Plan, any objection to a Claim shall be Filed with the Bankruptcy Court and served on the Person holding such Claim within ninety days after the Effective Date (the “Objection Deadline”), provided that the Reorganized Debtors may seek extension(s) thereof subject to Bankruptcy Court approval.
     In addition to any other available remedies or procedures with respect to Tax issues or liabilities, the Reorganized Debtors, at any time, may utilize (and receive the benefits of) section 505 of the Bankruptcy Code with respect to: (1) any Tax issue or liability relating to an act or event occurring prior to the Effective Date or (2) any Tax liability arising prior to the Effective

Date. If the Reorganized Debtors utilize section 505(b) of the Bankruptcy Code: (1) the Bankruptcy Court shall determine the amount of the subject Tax liability in the event that the appropriate governmental entity timely determines a Tax to be due in excess of the amount indicated on the subject return and (2) if the prerequisites are met for obtaining a discharge of Tax liability in accordance with section 505(b) of the Bankruptcy Code, the Reorganized Debtors shall be entitled to such discharge, which shall apply to any and all Taxes relating to the period covered by such return.
B. Temporary or Permanent Resolution of Disputed Claims
     The Reorganized Debtors may request, at any time prior to the Effective Date or on and after the Effective Date, that the Bankruptcy Court estimate any contingent or unliquidated Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether any party has previously objected to such Disputed Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Disputed Claim at any time during litigation concerning any objection to the Disputed Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Disputed Claim, that estimated amount would constitute either the Allowed amount of such Disputed Claim or a maximum limitation on such Disputed Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Disputed Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Disputed Claim. In addition, the Reorganized Debtors may resolve or adjudicate any Disputed Claim in the manner in which the amount of such Claim, Interest, or Administrative Expense and the rights of the Holder of such Claim, Interest, or Administrative Expense would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced. All of the aforementioned objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another.
C. Release of Avoidance Actions
     Each of the Debtors releases, waives and agrees not to prosecute or pursue any Avoidance Claims.
D. Preservation of Retained Rights of Action
     In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may exclusively enforce any Retained Rights of Action and the Confirmation Order shall be deemed a res judicata determination of such rights to retain and exclusively enforce such Retained Rights of Action. The Retained Rights of Action may be asserted or prosecuted before or after solicitation of votes on the Committee’s Plan or before or after the Effective Date.
     Absent an express waiver or release set forth in the Committee’s Plan, nothing in the Committee’s Plan shall (or is intended to) prevent, estop, or be deemed to preclude the Reorganized Debtors from utilizing, pursuing, prosecuting, or otherwise acting upon all or any of their Retained Rights of Action and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches shall apply to such Retained Rights of Action upon or after Confirmation or Consummation.
X.
EFFECT OF CONFIRMATION AND RELATED PROVISIONS
A. Effect of Confirmation
     1. Binding Effect of Plan
     The provisions of the confirmed Plan shall bind the Debtors, the Reorganized Debtors, any entity acquiring property under the Committee’s Plan, and any Creditor or Interest Holder, whether or not such Creditor or Interest Holder has Filed a proof of Claim or Interest in the Chapter 11 Cases, whether or not the Claim of such Creditor or the Interest of such Interest Holder is impaired under the Committee’s Plan, and whether or not such Creditor or Interest Holder has accepted or rejected the Committee’s Plan. All Claims and debts shall be as fixed and adjusted pursuant to the Committee’s Plan. With respect to any taxes of the kind specified in Bankruptcy Code section 1146(c), the Committee’s Plan shall also bind any taxing authority, recorder of deeds or similar official for any county, state, or governmental unit or parish in which any instrument related to the Committee’s Plan or related to any transaction contemplated under the Committee’s Plan is to be recorded.
B. Injunction
     1. Generally
     Unless otherwise provided in the Committee’s Plan or the Confirmation Order, all injunctions and stays provided for in the Chapter 11 Cases pursuant to sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. From and after the Effective Date, all Persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action, or other proceeding, or otherwise asserting any Claim or interest, (a) seeking to hold (i) the Reorganized Debtors, (ii) the Plan Proponent, (iii) the Backstop Purchaser; (iv) the Second Lien Noteholder Trustee; (v) the Subordinated Noteholder Trustee or (vi) the property of the Reorganized Debtors, liable for any Claim, obligation, right, interest, debt, or liability that has been satisfied, discharged or released pursuant the Committee’s Plan.
     From and after the Effective Date, the Agent, the Collateral Trustee and all Holders of Claims are permanently enjoined from and restrained against, commencing or continuing in any court any suit, action, or other proceeding, or otherwise asserting any Claim or Interest against the Non-Debtor Subsidiaries, except as provided under the New Term Loan. The Second Lien Noteholder Trustee, the Subordinated Note Trustee, the Second Lien Collateral Agent and the Collateral Trustee hereby release all Liens, the Second Lien Guarantees, and the Subordinated Note Guarantee, except for the Liens securing the First Lien Lender Secured Claims, which shall remain in effect for the sole purpose of securing the New Term Loan.

2.	Injunction Related to Rights of Action and Terminated Claims, Administrative Expenses or Interests
     Except as provided in the Committee’s Plan or in the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim, Administrative Expense, Superpriority Claim, Interest, or other debt or liability that is stayed, Impaired, or terminated pursuant to the terms of the Committee’s Plan are permanently enjoined from taking any of the following actions either (x) against the Plan Proponent, the Backstop Purchaser, the Second Lien Noteholder Trustee, the Subordinated Noteholder Trustee, any of the present or former First Lien Lender Parties, any of the present or former officers or directors of the Debtors and their affiliates, the Debtors and their affiliates or the Reorganized Debtors, or their property on account of all or such portion of any such Claims, Administrative Expenses, Superpriority Claims, Interests, debts, or liabilities that are stayed, Impaired, or terminated or (y) against any Person with respect to any Right of Action or any objection to a Claim, Administrative Expense, Superpriority Claim, or Interest, which Right of Action or objection, under the Committee’s Plan, is waived, released, assigned or exclusively retained by any of the Debtors: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order, (c) creating, perfecting, or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Committee’s Plan. To avoid any doubt, except as otherwise expressly noted in the Committee’s Plan, nothing in the Committee’s Plan or herein shall be construed or is intended to affect, enjoin, modify, release, or waive any claims, rights, and actions that a third party may have against a person other than the Plan Proponent, the Backstop Purchaser, the Second Lien Noteholder Trustee, the Subordinated Noteholder Trustee, any of the present or former First Lien Lender Parties, any of the present or former officers or directors of the Debtors and their affiliates, the Debtors and their affiliates or the Reorganized Debtors, provided that such claims, rights, and actions are wholly separate and exist independently from any claims, rights, and actions of the Estates.
     3. Exculpation
     As of and subject to the occurrence of the Effective Date, each of the Plan Proponent and its Representatives, the Backstop Purchaser, the Second Lien Noteholder Trustee, the Subordinated Noteholder Trustee, any present or former First Lien Lender Parties and their respective Representatives, the present and former directors and officers of the Debtors and their affiliates, the Debtors and their affiliates, the Reorganized Debtors and the members of the Committee (acting in such capacity), shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken, in connection with, or related to, the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Committee’s Plan or any contract, instrument, waiver, release or other agreement or document created or entered into, in connection with the Committee’s Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions of this subsection shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.
C. Debtor Release
     Each Debtor, for itself and its affiliates, its respective successors, assigns, transferees, those officers and directors, acting in such capacities as of the Petition Date, agents, members, financial advisors, attorneys, employees, partners, affiliates, representatives, in each case in their capacity as such, shall be deemed to have released any and all claims and causes of action against Interest holders of LLC, the Plan Proponent, the Backstop Purchaser, any of the present or former First Lien Lender Parties, any of the present or former officers or directors of the Debtors or their affiliates, the Second Lien Noteholder Trustee, the Subordinated Noteholder Trustee and the Reorganized Debtors, and their respective officers, directors, managers, employees, agents, advisors, accountants, attorneys and representatives, and their respective property, arising prior to the Effective Date. The Creditors’ Committee is not aware of the existence of any Rights of Action that are the subject of the release described under this Article X.C. As of the date of the Committee’s Plan, the Creditors’ Committee has not performed a formal investigation of the Rights of Action described in this Article X.C.
D. Third Party Release
     Each Creditor that does not elect to opt out of this release by checking the appropriate box on the ballot provided to such Creditor in connection with solicitation of such Creditors’ vote to accept to reject the Committee’s Plan, for itself and its respective successors, assigns, transferees, those officers and directors, acting in such capacities as of the Petition Date, agents, members, financial advisors, attorneys, employees, partners, affiliates, representatives, in each case in their capacity as such, shall, by virtue of its vote, be deemed to have released any and all claims and causes of action against the Plan Proponent, the Backstop Purchaser, any of the present or former First Lien Lender Parties, the Second Lien Noteholder Trustee, the Subordinated Noteholder Trustee, any of the present or former officers or directors of the Debtors and their affiliates, the Debtors and their affiliates, and the Reorganized Debtors, and their respective officers, directors, managers, employees, agents, advisors, accountants, attorneys and representatives, and their respective property, arising prior to the Effective Date. The Creditors’ Committee is not aware of the existence of any Rights of Action that are the subject of the release described under this Article X.D. As of the date of the Committee’s Plan, the Creditors’ Committee has not performed a formal investigation of the Rights of Action described in this Article X.D.
E. Subsequent Discovery of Facts Does Not Affect Enforceability of Releases
     Each releasing party under Article X.C. and Article X.D. of the Committee’s Plan shall be deemed to have granted the releases set forth herein, notwithstanding that it may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such party expressly waives any and all rights that it may have under any statute or common law principle, including section 1542 of the California Civil Code, which would limit the effect of such releases to those Claims or causes of action actually known or suspected to exist at the time of Confirmation. Section 1542 of the California Civil Code generally provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Creditors’ Committee is not aware of the existence of any Rights of Action that are the subject of the release described under this Article X.E. As of the date of the Committee’s Plan, the Creditors’ Committee has not performed a formal investigation of the Rights of Action described in this Article X.E.
XI.
PENSION PLANS, OTHER RETIREE BENEFITS AND LABOR CONTRACTS
     The Debtors are not obligated pursuant to section 1129(a)(13) of the Bankruptcy Code to pay any “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code).
XII.
NO REGULATED RATE CHANGE WITHOUT GOVERNMENT APPROVAL
     The Debtors do not charge any rates for purposes of section 1129(a)(6) that are regulated by any governmental regulatory commission with jurisdiction under applicable nonbankruptcy law.
XIII.
EXEMPTION FROM CERTAIN TRANSFER TAXES
     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers by the Debtors or the Reorganized Debtors pursuant to the Committee’s Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar Tax or governmental assessment.
XIV.
RETENTION OF JURISDICTION AND MISCELLANEOUS MATTERS
A. Retention of Jurisdiction
     Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and any of the proceedings related to the Chapter 11 Cases pursuant to section 1142 of the Bankruptcy Code and 28 U.S.C. § 1334 to the fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Committee’s Plan are carried out. Without limiting the generality of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:
1. establish the priority or secured or unsecured status of, allow, disallow, determine, liquidate, classify, or estimate any Claim, Administrative Expense or Interest (including, without limitation and by example only, determination of Tax issues or liabilities in accordance with section 505 of the Bankruptcy Code), resolve any objections to the allowance or priority of Claims, Administrative Expense or Interests, or resolve any dispute as to the treatment necessary to reinstate a Claim, Administrative Expense or Interest pursuant to the Committee’s Plan;
2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Committee’s Plan, for periods ending on or before the Effective Date;
3. resolve any matters related to the rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear, determine, and, if necessary, liquidate any Claims or Administrative Expenses arising therefrom;
4. ensure that distributions to Holders of Allowed Claims, Administrative Expenses, or Interests are made pursuant to the provisions of the Committee’s Plan, and to effectuate performance of the provisions of the Committee’s Plan;
5. decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications involving the Debtors that may be pending before the Effective Date or that may be commenced thereafter as provided in the Committee’s Plan;
6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Committee’s Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Committee’s Plan, the Disclosure Statement, or the Confirmation Order, except as otherwise provided in the Confirmation Order or in the Committee’s Plan, including, without limitation, any stay orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, revoked, modified, or vacated;
7. resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Committee’s Plan or the Confirmation Order;
8. subject to the restrictions on modifications provided in any contract, instrument, release, indenture, or other agreement or document created in connection with the Committee’s Plan, modify the Committee’s Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Committee’s Plan, the Disclosure Statement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Committee’s Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Committee’s Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Committee’s Plan, to the extent authorized by the Bankruptcy Code;
9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Committee’s Plan or the Confirmation Order;
10. consider and act on the compromise and settlement of any Claim against the Debtors;
11. enter such orders as may be necessary or appropriate in connection with the recovery of the assets of the Debtors wherever located;
12. hear and determine any motions or contested matters involving Tax Claims or Taxes either arising prior (or for periods including times prior) to the Effective Date or relating to the administration of the Chapter 11 Cases, including, without limitation (i) matters involving federal, state and local Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, (ii) matters concerning Tax refunds due for any period including times prior to the Effective Date, and (iii) any matters arising prior to the Effective Date affecting Tax attributes of the Debtors;
13. determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;
14. enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings issued or entered in connection with the Chapter 11 Cases or the Committee’s Plan;
15. remand to state court any claim, cause of action, or proceeding involving the Debtors that was removed to federal court in whole or in part in reliance upon 28 U.S.C. § 1334;
16. determine any other matters that may arise in connection with or relate to the Committee’s Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Committee’s Plan, the Disclosure Statement, or the Confirmation Order, except as otherwise provided in the Committee’s Plan;
17. determine any other matter not inconsistent with the Bankruptcy Code; and

          18. enter an order or final decree concluding the Chapter 11 Cases.
B. Miscellaneous Matters
     1. Headings
     The headings used in the Committee’s Plan are inserted for convenience only and neither constitute a portion of the Committee’s Plan nor in any manner affect the construction of the provisions of the Committee’s Plan.
     2. Services by and Fees for Professionals and Certain Parties
     Reasonable fees and expenses for the Professional Persons retained by the Debtors or the Committee for services rendered and costs incurred after the Petition Date and prior to the Effective Date will be fixed by the Bankruptcy Court after notice and a hearing and such fees and expenses will be paid by the Reorganized Debtors (less deductions for any and all amounts thereof already paid to such Persons with respect thereto) after a Final Order of the Bankruptcy Court approving such fees and expenses. Without limiting the Reorganized Debtors’ obligations after the Effective Date under applicable law, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay from the Cash on hand of MSA, the reasonable fees and expenses of the Professional Persons thereafter incurred by the Reorganized Debtors related to: (a) the implementation or consummation of the Committee’s Plan or (b) the prosecution of any objections to Claims, Administrative Expenses, or Interests.
     3. Bar Date for Administrative Expenses
     Requests for payment of all Administrative Expenses, other than for those for which a request and/or proof of Claim has previously been Filed, must be Filed and served on the Debtors and the United States Trustee no later than thirty days after the Effective Date. The Debtors shall have until sixty days after the Effective Date to bring an objection to a Timely Filed request for payment of an Administrative Expense. Nothing in the Committee’s Plan shall prohibit the Debtors from paying Administrative Expenses in the ordinary course in accordance with applicable law during or after the Chapter 11 Cases, but after the Effective Date, the Reorganized Debtors’ obligation to pay an Administrative Expense will depend upon the claimant’s compliance with this section and such Administrative Expense being Allowed under the provisions of the Committee’s Plan. Notwithstanding the foregoing provisions of this Section, but except as may be expressly provided in other sections of the Committee’s Plan, Professional Persons or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered or expenses incurred after the Petition Date and prior to the Effective Date must file and serve, on all parties entitled to notice thereof, an application for final allowance of compensation and reimbursement of expenses in accordance with the various orders of the Bankruptcy Court establishing procedures for submission and review of such applications; provided that, if no last date is set in such procedures for filing such applications, they must be Filed no later than sixty days after the Effective Date and any objections to such applications must be made in accordance with applicable rules of the Bankruptcy Court.

     4. Notices
     All notices and requests in connection with the Committee’s Plan shall be in writing and shall be hand delivered or sent by mail addressed to:
Co-Counsel for the Creditors’ Committee:
Howard A. Cohen, Esq.
Drinker Biddle & Reath LLP
1100 N. Market Street
Wilmington, DE 19801-1254
Tel: (302) 467-4213
Fax: (302) 467-4201
-and-
John K. Sherwood, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2538
Facsimile: (973) 597-2539
Counsel for the Backstop Purchaser:
Ira S. Dizengoff
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1096
Facsimile: (212) 872-1002
     All notices and requests to any Person holding of record any Claim, Administrative Expense, or Interest shall be sent to such Person at the Person’s last known address or to the last known address of the Person’s attorney of record. Any such Person may designate in writing any other address for purposes of this Section of the Committee’s Plan, which designation will be effective on receipt.
     5. Successors and Assigns
     The rights, duties and obligations of any Person named or referred to in the Committee’s Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

     6. Severability of Plan Provisions
     If, prior to Confirmation, any nonmaterial term or provision of the Committee’s Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Committee’s Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination that each term and provision of the Committee’s Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to their terms.
     7. No Waiver
     Neither the failure of the Debtors to list a Claim in the Debtors’ Schedules; the failure of the Debtors to object to any Claim or Interest for purposes of voting; the failure of the Debtors to object to a Claim, Administrative Expense, or Interest prior to Confirmation or the Effective Date; the failure of the Debtors to assert a Retained Right of Action prior to Confirmation or the Effective Date; the absence of a proof of Claim having been Filed with respect to a Claim; nor any action or inaction of the Debtors or any other party with respect to a Claim, Administrative Expense, Interest, or Retained Right of Action other than a legally effective express waiver or release shall be deemed a waiver or release of the right of the Debtors or their successors or assigns, before or after solicitation of votes on the Committee’s Plan or before or after Confirmation or the Effective Date, to (a) object to or examine such Claim, Administrative Expense, or Interest, in whole or in part or (b) assign to the Agent (and for the Agent to subsequently assign or exclusively assert, pursue, prosecute, utilize, otherwise act, or otherwise enforce) any Retained Rights of Action.
     8. Inconsistencies
     In the event the terms or provisions of the Committee’s Plan are inconsistent with the terms and provisions of the exhibits to the Committee’s Plan or documents executed in connection with the Committee’s Plan, the terms of the Committee’s Plan shall control.
     9. Plan Supplement
     The Plan Supplement and the documents contained therein shall be in form, scope and substance satisfactory to the Backstop Purchaser, and shall be filed with the Bankruptcy Court no later than to ten (10) days before the deadline for voting to accept or reject the Committee’s Plan, provided that the documents included therein may thereafter be amended and supplemented, subject to the consent of the Backstop Purchaser, prior to execution, so long as no such amendment or supplement materially affects the rights of holders of Claims. The Plan Supplement and the documents contained therein are incorporated into and made a part of the Committee’s Plan as if set forth in full herein.

XV.
CONDITIONS TO CONFIRMATION AND EFFECTIVENESS
A. Conditions Precedent to Plan Effectiveness
     The Plan will not be consummated and the Effective Date will not occur unless and until (A) the Confirmation Order is in a form acceptable to the Plan Proponent and is entered by the Bankruptcy Court; (B) the Confirmation Order shall either be a Final Order or, if an appeal has been Filed, no stay has been obtained; (C) all conditions set forth in the Backstop Commitment Agreement shall have been satisfied; (D) the Offering shall have been fully funded; (E) all documents necessary to effectuate the release of the Liens, the Second Lien Guarantees, and the Subordinated Note Guarantee against the Debtors and Non-Debtor Subsidiaries, except for the Liens securing the First Lien Lender Secured Claims, which shall remain in effect for the sole purpose of securing the New Term Loan, shall have been fully executed and delivered; and (F) all distributions payable on the Effective Date hereunder shall have promptly been paid in accordance with the terms hereof; (G) all necessary government approvals have been obtained; and (H) UBS, AG, Stamford Branch has been replaced as Agent and all fees and expenses incurred by UBS, AG, Stamford Branch in its capacity as Agent shall have been paid in full. The foregoing conditions, other than subparts (F) and (H) above, may be waived by the Plan Proponent (such waiver shall not require any notice, Bankruptcy Court order, or any further action). The foregoing conditions may be waived by the Plan Proponent (such waiver shall not require any notice, Bankruptcy Court order, or any further action).
B. Effect of Non-Occurrence of Conditions to Effective Date
     Each of the conditions to the Effective Date must be satisfied or duly waived, as provided above, within thirty-five days after the Confirmation Date. If each condition to the Effective Date has not been satisfied or duly waived, as described above, within thirty-five days after the Confirmation Date, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court. Notwithstanding the filing of such motion, however, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated for failure to satisfy a condition to the Effective Date, the Committee’s Plan shall be deemed null and void in all respects.
XVI.
EFFECT OF CONFIRMATION
A. Binding Effect of Confirmation
     Confirmation will bind the Debtors; all Holders of Claims, Administrative Expenses, Superpriority Claims, or Interests; and other parties in interest to the provisions of the Committee’s Plan whether or not the Claim, Administrative Expense, Superpriority Claim, or Interest of such Holder is Impaired under the Committee’s Plan and whether or not the Holder of such Claim, Administrative Expense, Superpriority Claim, or Interest has accepted the Committee’s Plan.
B. Good Faith
     Confirmation of the Committee’s Plan shall constitute a finding that: (i) the Committee’s Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code and (ii) all Persons’ solicitations of acceptances or rejections of the Committee’s Plan and the offer, issuance, sale, or purchase of a security offered or sold under the Committee’s Plan have been in good faith and in compliance with applicable provisions of the Bankruptcy Code.
C. No Limitations on Effect of Confirmation
     Nothing contained in the Committee’s Plan will limit the effect of Confirmation as described in section 1141 of the Bankruptcy Code.
XVII.
MODIFICATION OR WITHDRAWAL OF PLAN
A. Modification of Plan
     The Plan Proponent may seek to amend or modify the Committee’s Plan at any time prior to its Confirmation in the manner provided by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order, and except as otherwise set forth herein, the Plan Proponent reserves the right to amend the terms of the Committee’s Plan or waive any conditions to its Confirmation, effectiveness or consummation if the Plan Proponent determines that such amendments or waivers are necessary or desirable to confirm, effectuate or consummate the Committee’s Plan.
     After Confirmation of the Committee’s Plan, but prior to the Effective Date, the Plan Proponent may apply to the Bankruptcy Court, pursuant to section 1127 of the Bankruptcy Code, to modify the Committee’s Plan. After the Effective Date, the Reorganized Debtors and the Plan Proponent may apply to remedy defects or omissions in the Committee’s Plan or to reconcile inconsistencies in the Committee’s Plan.
B. Withdrawal of Plan
     The Plan Proponent reserves the right to revoke and withdraw the Committee’s Plan at any time prior to the Effective Date, in which case the Committee’s Plan will be deemed to be null and void.

XVIII.
CONFIRMATION REQUEST
     The Creditors’ Committee requests that the Bankruptcy Court confirm the Committee’s Plan and that it do so, if applicable, pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Committee’s Plan by any Impaired Class.

Official Committee of Unsecured Creditors:
By:
DRINKER BIDDLE & REATH LLP
Howard A. Cohen, Esq.
1100 N. Market Street
Wilmington, DE 19801-1254
Tel: (302) 467-4213
Fax: (302) 467-4201

-and-

LOWENSTEIN SANDLER PC
John K. Sherwood, Esq.
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2538
Facsimile: (973) 597-2539

As Co-Counsel for the Official Committee of Unsecured Creditors

Schedule 1
New Term Loan

Borrower:	Reorganized Luxco and Reorganized Finco.

Guarantors:	The following Reorganized Debtors: LLC, MSK, MSA, Holdco, Dutchco, MagnaChip Semiconductor Limited (UK), MagnaChip Semiconductor Inc. (Japan), MagnaChip Semiconductor Limited (Taiwan), MagnaChip Semiconductor Holding Company Limited (British Virgin Islands) and MagnaChip Semiconductor Limited (Hong Kong SAR).

Principal:	$0-61.75 million.

Maturity:	4 years from the Effective Date.

Interest Rate:	LIBOR plus 1200

Covenants:	Usual and customary affirmative and negative covenants, including but not limited to limitations on indebtedness, liens, restricted payments and disposition and investments.

Collateral:	First lien on substantially all assets of the Reorganized Debtors and the Non-Debtor Subsidiaries.

EXHIBIT A

AVENUE CAPITAL MANAGEMENT II, L.P.
September 23, 2009
John K. Sherwood
Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068

Re:	$35,000,000 Common Stock Backstop Commitment
Mr. Sherwood:
     Reference is made to the chapter 11 bankruptcy cases, lead case no. 09-12008 (the “Chapter 11 Cases”), currently pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in which MagnaChip Semiconductor, LLC (“LLC”) and certain of its affiliates are debtors and debtors in possession (collectively, the “Debtors”). Reference is further made to: (i) a plan of reorganization attached hereto as Exhibit A (as such plan of reorganization may be modified or amended from time to time, the “Committee’s Plan”) and (ii) a disclosure statement attached hereto as Exhibit B (as it may be modified or amended from time to time, the “Committee’s Disclosure Statement”). Capitalized terms used in this letter agreement (the “Backstop Commitment Agreement”) and not otherwise defined herein shall have the meanings provided in the Committee’s Plan.
     The Committee’s Plan proposes to obtain exit financing required for the emergence of the Debtors from Chapter 11 by offering to eligible Second Lien Noteholders (the “Offering Participants”) a right to participate in an offering (the “Offering”) of new common units (the “New Common Units”) of MagnaChip Semiconductor, LLC, representing approximately 84% of the New Common Units of LLC on the Effective Date, subject to dilution on account of the Long-Term Incentive Plan, as more fully described in the Committee’s Plan. The aggregate purchase price of New Common Units (the “Offering Amount”) shall be $35 million. Pursuant to the Committee’s Plan, each Offering Participant will be permitted to participate in the Offering up to their respective pro rata holdings and will be required to accept such offer by one business day before the Effective Date in accordance with the procedures established in the Committee’s Disclosure Statement; provided, however, that the Backstop Purchaser (as defined below) shall be entitled to purchase a minimum allocation of 67% of the New Common Units issued, pursuant to the Offering (the “Minimum Allocation”). For purposes of this Backstop Commitment Agreement, the term “pro rata” means (x) the total principal amount of Second Lien Noteholder Claims held by such Offeree divided by (y) the aggregate principal amount of Second Lien Noteholder Claims outstanding.
     To provide assurance that the Offering will be fully subscribed, the undersigned (the “Backstop Purchaser”) hereby commits to backstop the Offering (the “Backstop Commitment”), for the full Offering Amount, on the terms described herein and in the Committee’s Plan.

     In consideration for the Backstop Commitment, in the event the Committee’s Plan is confirmed and becomes Effective, the Backstop Purchaser shall be paid an amount in New Common Units equal to 10.0% of the New Common Units (the “Standby Commitment Fee”). Subject to the provisions below, the Standby Commitment Fee shall be deemed fully earned and payable upon the Effective Date,, regardless of whether the Offering is fully subscribed by eligible holders of the Second Lien Noteholder Claims. The Creditors’ Committee agrees that the Standby Commitment Fee shall be nonrefundable and that the Standby Commitment Fee and any other payments hereunder shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. The Standby Commitment Fee and other amounts payable hereunder shall be paid in New Common Units.
     All matters relating to the confirmation and consummation of the Committee’s Plan, including, without limitation, the form of the Committee’s Plan as ultimately confirmed by the Bankruptcy Court and the terms of the Offering and of any guarantees and intercreditor arrangements relating to other indebtedness of Debtors must be in form and substance reasonably satisfactory to the Backstop Purchaser and its counsel.
     The agreement of the Backstop Purchaser hereunder is conditioned upon satisfaction of each of the conditions set forth in the Committee’s Plan, including (without limitation) the entry of an order of the Bankruptcy Court on or before September 25, 2009, in form and substance satisfactory to the Backstop Purchaser and its counsel, approving the Backstop Commitment Agreement and the Committee’s Plan, including the Standby Commitment Fee, and upon the Effective Date of the Committee’s Plan, the payment of expenses pursuant to the expense reimbursement provisions provided in this Backstop Commitment Agreement, which order shall become a final order not subject to stay, appeal or modification on or before October 15, 2009 (the “Approval Order”).
     The obligation of the Backstop Purchaser hereunder is further conditioned upon the entry by the Bankruptcy Court of an order (which has become final) confirming the Committee’s Plan (with such changes as are reasonably satisfactory to the Backstop Purchasers and their counsel) (the Committee’s Plan in the form confirmed by the Bankruptcy Court, the “Confirmed Plan”), and the effectiveness of such Confirmed Plan, on or before October 30, 2009.
     The obligation of the Backstop Purchaser is further conditioned upon these two conditions as of the Effective Date: (a) the ability of LLC to perform its obligations under the Postconfirmation Organizational Documents, or (b) the ability of the Backstop Purchaser to enforce its rights under the Postconfirmation Organizational Documents.
     In the event the Committee’s Plan is confirmed and becomes Effective, the Backstop Purchaser shall be: (y) paid within 10 days of demand the reasonable and documented fees, expenses, disbursements and charges of the Backstop Purchaser incurred after July 29, 2009 relating to the exploration and discussion of alternative financing structures to the Backstop Commitment or to the preparation and negotiation of this Backstop Commitment Agreement, the Committee’s Plan, the Postconfirmation Organizational Documents, and the proposed documentation and the transactions contemplated hereby and thereby, including, without

2

limitation, the reasonable fees and expenses of counsel to the Backstop Purchasers, and (z) indemnified and held harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this letter, the matters referred to herein, the proposed Backstop Commitment contemplated hereby, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon 10 days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith, willful misconduct or gross negligence of such indemnified person. Notwithstanding any other provision of this letter, no indemnified person will be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Backstop Commitment and the Offering. The terms set forth in this paragraph survive termination of this Backstop Commitment Agreement and shall remain in full force and effect regardless of whether the documentation for the Offering is executed and delivered.
     This letter (a) is not assignable by the Creditors’ Committee without the prior written consent of the Backstop Purchasers (and any purported assignment without such consent shall be null and void), and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided, however, the First Lien Lender Parties shall be considered third party beneficiaries of the parties hereof.
     This Backstop Commitment Agreement sets forth the agreement of the Backstop Purchaser to fund the Backstop Commitment on the terms described herein and shall be considered withdrawn if the Backstop Purchaser has not received from the Creditors’ Committee a fully executed counterpart to this’ Backstop Commitment Agreement on or before 5:00 p.m. on September 25, 2009.
     The obligations of the Backstop Purchaser to fund the Backstop Commitment shall terminate and all of the obligations of the Debtors (other than the obligations of the Debtors to pay the reimbursable expenses and to satisfy their indemnification obligations as set forth herein) shall be of no further force or effect, upon the giving of written notice of termination by the Backstop Purchaser, in the event that items (a)-(c) set forth in the Committee’s Plan under the heading “Conditions Precedent to Plan Effectiveness” shall not occur, each of which may be waived in writing by the Backstop Purchaser.
     THIS COMMITMENT LETTER WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     This Backstop Commitment Agreement may not be amended or waived except in writing signed by the Creditors’ Committee and the Backstop Purchaser. This Backstop Commitment Agreement may be executed in any number of counterparts, each of which will be an original,

3

and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Backstop Commitment Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Backstop Commitment Agreement.
     This Backstop Commitment Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and shall become effective and binding upon (i) the mutual exchange of fully executed counterparts and (ii) the entry of the Approval Order.
     The Official Committee of Unsecured Creditors will use reasonable efforts to obtain an order approving this Backstop Commitment Agreement by the Bankruptcy Court no later than September 25, 2009.
[SIGNATURE PAGES FOLLOW]

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     If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

Very truly yours,
By:	Avenue Capital Management II, L.P., solely in its
capacity as its investment advisor
to Avenue Investments, L.P., Avenue International Master, L. P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., and Avenue CDP-Global Opportunities Fund, L.P.

By:	[ILLEGIBLE]
Name:
Title:

Address: 535 Madison Avenue New York, NY 10022 Attention: Randal Klein Fax: (212) 486-1891

THE FOREGOING IS HEREBY
AGREED TO AND ACCEPTED:
OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF MAGNACHIP SEMICONDUCTOR FINANCE COMPANY ET AL.

By:	/s/ John K. Sherwood
	Name:	John K. Sherwood
	Title:	Counsel to the Official Committee of Unsecured Creditors of MagnaChip Semiconductor Finance et al.

Schedule I

Backstop Purchasers

	Commitment
Backstop Purchasers[1]	Percentage	Commitment Amount
Avenue Investments, L.P. Avenue International	100%	$35,000,000
Master, L.P., Avenue Special Situations Fund IV,
L.P., Avenue Special Situations Fund V, L.P., and
Avenue CDP-Global Opportunities Fund, L.P.

[1]	The Backstop Purchaser may be funds and/or accounts managed or advised by the entity liseted above.

Exhibit A
Plan

Exhibit B
Disclosure Statement

EXHIBIT B

Exit Facility
Summary of Principal Terms and Conditions

Borrower:	MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company.

Holdings:	MagnaChip Semiconductor LLC (“Holdings”).

Agent and Collateral Agent:	To be determined.

Facility:	The existing pre-petition senior secured credit facility will be amended and restated so that only up to $61,750,000 of senior secured term loans (the “Initial Term Loans”) will be outstanding upon exit of the Debtors from Chapter 11 (the date of exit from Chapter 11 is referred to herein as the “Effective Date”).

Incremental Facilities:	The borrowers will be permitted after the Effective Date (so long as (x) no default or event of default shall have occurred and be continuing or would result therefrom and (y) after giving effect to the incremental facilities, all representations and warranties shall be true and correct in all material respects) to add additional revolving or term loan credit facilities in an aggregate principal amount of up to $85,000,000 less the aggregate principal amount of term loans on the Effective Date less the amount of senior secured pari passu debt incurred pursuant to the Senior Secured Debt Basket (as defined below); provided, that:

(i) the maturity date of the new loans shall not be earlier than the maturity date of the Initial Term Loans;

(ii) the weighted average life to maturity of any incremental term loans shall be no shorter than the weighted average life to maturity of the Initial Term Loans;

(iii) the interest rate margins shall be determined by the borrowers and the new lenders;

(iv) subject to clauses (i) and (ii) above, any incremental term loans shall have the same terms as the Initial Term Loans (other than as to pricing, maturity and amortization); and

(v) subject to clauses (i) through (iii) above, any

incremental revolving loans shall have the same terms as the Initial Term Loans (other than as to pricing, maturity, amortization and any mechanical differences due to the revolving nature of such loans); provided that any such revolving loans shall require no scheduled amortization or mandatory commitment reductions prior to the maturity date of the Initial Term Loans.

The financial institutions, if not existing lenders or affiliates of existing lenders, shall be reasonably satisfactory to the majority lenders and the borrowers. Such financial institutions will become Lenders under the facility. No lender will be required to participate in any such incremental facility.

The Credit Documentation shall contain a “most favored nation” provision with respect to the pricing of the Incremental Facilities.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Consistent with the existing pre-petition senior secured credit facility.

Final Maturity and Amortization:	The facility will mature on the date that is 4 years after the Effective Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the facility (beginning with the quarter ended March 31, 2010) with the balance payable upon the final maturity date of the facility.

Guarantees:	All obligations of the borrowers under the facility will be guaranteed by Holdings and each existing and subsequently acquired or organized direct or indirect subsidiary of Holdings, subject to exceptions to be agreed upon by the lenders and the borrowers.

Security:	The facility and the guarantees will be secured to the extent legally permissible by substantially all the assets of Holdings, the borrowers and the subsidiary guarantors, and the scope of such collateral will be consistent with the collateral securing the existing pre-petition senior secured credit facility.

There shall be no lockbox arrangements nor any control agreements relating to the borrowers’ and its any purpose under the Credit Documentation.

Conditions Precedent to the Effective Date:	Usual and customary for facilities and transactions of this type, but to be no more expansive than in the existing pre-petition senior secured credit facility and otherwise reasonably satisfactory to the lenders and the borrowers.

Only unaudited annual financial statements for fiscal year 2008 will be required to be delivered.

Affirmative Covenants:	The affirmative covenants shall be usual and customary for facilities and transactions of this type, but no more restrictive to the borrowers than under the existing pre-petition senior secured credit facility and otherwise reasonably satisfactory to the lenders and the borrowers.

The Credit Documentation will provide that financial reporting shall be limited to the following:

(i) delivery of annual audited financial statements within 90 days after the end of each fiscal year of Holdings;

(ii) delivery of quarterly financial statements within 45 days after the end of each fiscal quarter of Holdings; and

(iii) delivery of annual budgets for each fiscal year within 60 days after the beginning of each fiscal year of Holdings.

Negative Covenants:	The negative covenants shall be usual and customary for facilities and transactions of this type, but no more restrictive to the borrowers than under the existing pre-petition senior secured credit facility and otherwise reasonably satisfactory to the lenders and the borrowers.

The Credit Documentation will provide for the following carveouts to the negative covenants:

(i) the incurrence of senior secured pari passu debt of up to $85,000,000 less the amount of Initial Term Loans on the Effective Date less the amount of any incremental loans incurred after the Effective Date (the “Senior Secured

Debt Basket”); provided that there shall be a “most favored nation” provision with respect to the pricing of debt incurred under the Senior Secured Debt Basket;

(ii)	additional unsecured and junior lien secured debt if the pro forma leverage ratio (to be defined in a manner reasonably satisfactory to the lenders and borrowers) will not exceed a level to be agreed by the lenders and the borrowers; provided that, if such debt is junior lien secured debt, it will be subject to intercreditor arrangements reasonably satisfactory to the Supermajority Required Lenders;

(iii)	a general investment basket of $10,000,000;

(iv)	the ability to make acquisitions in an aggregate amount equal to $100,000,000 as long as Holdings and its subsidiaries would be in pro forma compliance with the financial covenant; provided that, the consideration for a single acquisition may not exceed $50,000,000 of which up to $25,000,000 may be cash;

(v)	a general asset sale basket of $10,000,000 in any four quarter period;

(vi)	no limitation on capital expenditures;

(vii)	dividends up to an amount equal to the sum of (x) $5,000,000, plus (y) 50% of excess cash flow for each fiscal quarter ending after the Effective Date, plus (z) the sum of certain cash contributions to the equity of Holdings to be agreed by the lenders and the borrowers and cash proceeds from the issuance of equity of Holdings after the Effective Date (the sum of (x), (y) and (z) to the extent not otherwise applied, the “Cumulative Credit”), so long as the pro forma leverage ratio (to be defined in a manner reasonably satisfactory to the lenders and borrowers) will not exceed a level to be agreed by the lenders and the borrowers; provided that, if a dividend is made from Cumulative Credit prior to the date of the first excess cash flow mandatory prepayment, the borrowers shall concurrently prepay the facility in an amount equal to such dividend;

	(viii)	the ability to enter into arrangements to pay management fees not to exceed $2,000,000 per fiscal year, so long as the pro forma leverage ratio (to be defined in a manner reasonably satisfactory to the lenders and borrowers) will not exceed a level to be agreed by the lenders and the borrowers;

	(ix)	the ability to prepay, purchase or otherwise retire junior debt up to an amount equal to the Cumulative Credit; provided that, if a prepayment, purchase or retirement of junior debt is made from Cumulative Credit prior to the date of the first excess cash flow mandatory prepayment, the borrowers shall concurrently prepay the facility in an amount equal to such dividend; and

	(x)	a general lien basket of $5,000,000; provided that if any such liens extend to collateral securing the facility, such liens, other than any such liens securing assets or indebtedness of up to $1,000,000, must be junior to the liens securing the facility.

Financial Covenant:	Only a minimum liquidity (cash and cash equivalents) of $10,000,000 to be tested at the end of each fiscal quarter.

For purposes of determining compliance with such financial covenant, any cash equity contribution made to Holdings after the Effective Date and on or prior to the day that is thirty days after the fiscal quarter end will, at the request of the borrowers, be included in the calculation of liquidity for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter; provided that cure amounts shall not build Cumulative Credit and in any four fiscal quarter period there shall be at least two fiscal quarters in which no cure right is exercised.

Events of Default:	The events of default shall be usual and customary for facilities and transactions of this type, but no more restrictive to the borrowers than under the existing pre-petition senior secured credit facility and otherwise reasonably satisfactory to the lenders and the borrowers.

Permitted Holders for purposes of the change of control event of default will include Avenue Investments, LP and its affiliates.

Voting:	Amendments and waivers of the Credit Documentation will require the approval of lenders holding more than 50% of the aggregate amount of the loans and commitments under the facility; provided that, (a) the consent of each lender adversely affected thereby shall be required with respect to changes and waivers requiring the consent of each adverse affected lender in the existing pre-petition senior secured credit facility; and (b) to the extent that one lender holds more than 50% of the aggregate amount of the loans and commitments under the facility, any change or waiver to the limitation on dividends or the financial covenant, any change or waiver that will permit additional senior secured pari passu debt (other than senior secured pari passu debt that would be permitted immediately prior to such proposed change or waiver) and certain other items to be agreed by the lenders and the borrowers shall require the vote of at least two lenders who hold in the aggregate at least 70% of the loans outstanding under the facility (the “Supermajority Required Lenders”).

Cost and Yield Protection:	Consistent with the pre-petition senior secured credit facility.

Assignments and Participations:	Consistent with the pre-petition senior secured credit facility; provided that, assignments to the borrowers and their affiliates will be permitted, subject to customary restrictions with respect to assignments to Holdings and its subsidiaries (including, without limitation, restrictions on voting rights, attendance at lender meetings and pro rata treatment of lenders in offers to purchase).

Expenses and Indemnification:	Consistent with the pre-petition senior secured credit facility; provided that (i) Avenue Investments, LP and its affiliates (as long as they collectively hold more than 50% of the loans) will be reimbursed by the borrowers for all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of counsel) in connection with the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any modifications, amendments or waivers to the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) the other lenders as of the Effective Date (other than Avenue Investments, LP and its affiliates) will be reimbursed by the borrowers for all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of a single counsel) in connection with the preparation, negotiation, execution, delivery and administration of the Credit Documentation incurred on or prior to the Effective Date; provided that, such expenses specified in clause (ii) shall in no event exceed an amount to be agreed by the lenders and the borrowers.

Governing Law and Forum:	New York.

Annex I
Interest and Fees

Interest Rates:	At the option of the borrowers, Adjusted LIBOR plus 12.00% or ABR plus 11.00%.

Interest Periods:	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 months) for Adjusted LIBOR borrowings.

Interest Calculation:	Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of (i) ABR loans based on the Prime Rate or (ii) loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR:	ABR is the Alternate Base Rate, which is the higher of a Prime Rate to be determined by the administrative agent and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR	Adjusted LIBOR will at all times include statutory reserves.

Commitment Fees:	None.

Administrative Agent Fees:	To be determined.

EXHIBIT C

Execution Version
FORBEARANCE AGREEMENT
     This FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of September 25, 2009, by and among MAGNACHIP SEMICONDUCTOR S.A., a société anonyme, organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 10, rue de Vianden, L-2680 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of commerce and companies under the number B 97,483 (“MagnaChip S.A.”), MAGNACHIP SEMICONDUCTOR FINANCE COMPANY, a Delaware corporation (“MagnaChip Finance” and collectively with MagnaChip S.A., “Borrowers”), MAGNACHIP SEMICONDUCTOR LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors listed on the signature pages hereto (such term and each other capitalized term used but not defined herein having the meaning given to it in Section 1) (together with the Borrowers and Holdings, the “Loan Parties”), UBS AG, STAMFORD BRANCH (the “Agent”), as Administrative Agent and Collateral Agent for the financial institutions party to the Credit Agreement (as hereinafter defined) as Lenders (collectively, the “Lenders”).
RECITALS
     A. Borrowers, Loan Parties, Agent, Lenders, UBS Securities LLC, as Lead Arranger, as Documentation Agent and as Syndication Agent, UBS Loan Finance LLC, as Swingline Lender, and Korea Exchange Bank, as Issuing Bank, are parties to that certain Credit Agreement, dated as of December 23, 2004 (as has been or may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to Borrowers.
     B. As of the date hereof, the Events of Default set forth on Exhibit A hereto have occurred and are continuing (the “Specified Defaults”).
     C. As a result of the occurrence and continuation of the Specified Defaults, the Agent and the Lenders have heretofore accelerated the Obligations and the Agent and the Lenders are entitled to exercise their default-related rights and remedies against the Borrowers and the other Loan Parties under the Credit Agreement and the other Loan Documents, including, without limitation, their right to enforce their Liens on the Collateral.
     D. Pursuant to that certain Enforcement, Consent, Cash Collateral and Limited Forbearance Agreement, dated as of June 11, 2009 (the “Enforcement Agreement”), among, inter alios, the Agent, certain of the Lenders, and the Loan Parties, the Lender Parties (as defined therein) agreed, subject to the terms and conditions thereof, among other things, to forbear from exercising their default-related rights and remedies against Borrowers or any other Loan Party solely with respect to the “Specified Defaults” referred to therein.
     E. In accordance with the Enforcement Agreement, the Borrowers and certain other Loan Parties commenced Chapter 11 cases by the filing of voluntary petitions for relief (collectively, the “Case”) under Chapter 11 of Title 11 of the United States Code entitled “Bankruptcy” with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
     F. The Forbearance Period (as defined in the Enforcement Agreement) has terminated because the Confirmation Order has not been entered by the Bankruptcy Court by the date hereof and, therefore, the Agent and the Lenders are no longer under any obligation to forbear from exercising their default-related rights and remedies against Borrowers or any other Loan Party solely with respect to the “Specified Defaults” referred to therein or the Specified Defaults defined above.
     G. Notwithstanding the failure of the Bankruptcy Court to enter the Confirmation Order, the Bankruptcy Court has entered an order confirming that certain Second Amended Chapter 11 Plan of Reorganization Proposed by the Official Committee of Unsecured Creditors of MagnaChip Semiconductor Finance Company, et al. (the “Confirmed Plan”), and the Agent and the Lenders support the Confirmed Plan.
     H. In light of the foregoing, the Loan Parties have requested that the Agent and the Lenders agree to temporarily forbear from exercising their default-related remedies against the Borrowers and the other Loan Parties with respect to the Specified Defaults notwithstanding the existence of the Specified Defaults and subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Confirmation by Borrowers of Obligations and Specified Defaults and Acknowledgment of Certain Additional Matters. Each Borrower and each other Loan Party acknowledges and agrees that, as of September 25, 2009, the aggregate principal balance of the outstanding Obligations under the Credit Agreement is at least $95,000,000.00, and that the respective principal balances of the various Loans and LC Exposure as of such date were not less than the following:

Revolving Loans (excluding LC Exposure)	$95,000,000.00
LC Exposure	$0
The foregoing amounts do not include interest, fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents. All of the Obligations, including those set forth above, are currently due and payable, and none of Borrowers or the other Loan Parties have any rights of offset, defenses, claims or counterclaims with respect to any of the Obligations.
     (b) Each Borrower and each other Loan Party acknowledges and agrees that (i) each of the Specified Defaults constitutes a material Event of Default that has occurred and is continuing as of the date hereof, (ii) the Specified Defaults have not been cured as of the date hereof, and (iii) except for the Specified Defaults, no other Events of Default have occurred and are continuing as of the date hereof. Prior to the effectiveness of this Agreement, the Specified Defaults: (i) relieve the Agent and the Lenders from any obligation to extend any Loan or provide other financial accommodations under the Credit Agreement or other Loan Documents, and (ii) permit the Agent and the Lenders to, among other things, (A) suspend or terminate any commitment to provide Loans or make other extensions of credit under any or all of the Credit Agreement and the other Loan Documents, (B) accelerate all or any portion of the Obligations, (C) charge the Default Rate with respect to any and all of the Obligations and terminate Borrowers’ ability to obtain or maintain Eurodollar Borrowings, (D) commence any legal or other action to collect any or all of the Obligations from Borrowers, any other Loan Party and/or any Collateral or any other property as to which any other Person granted the Agent or any Lender a security interest therein as security for the Obligations or any guaranty thereof (collectively, the “Other Collateral”), (E) foreclose or otherwise realize on any or all of the Collateral and Other Collateral, and/or appropriate, set-off and apply to the payment of any or all of the Obligations, any or all of the Collateral and Other Collateral, and/or (F)

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take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the other Loan Documents or applicable law.
     For purposes of this Agreement, “Forbearance Period” means the period beginning on the Effective Date and ending on the earliest to occur of (the occurrence of any event described in clauses (a) through (c) below, a “Termination Event”) (a) a Forbearance Default, (b) the date on which the Confirmed Plan becomes effective, and (c) October 30, 2009; and “Forbearance Default” shall mean (x) the occurrence of any Event of Default other than the Specified Defaults, (y) the failure of either Borrower or any other Loan Party to timely comply with any term, condition, or covenant set forth in this Agreement, or (z) any Loan Party shall, during any period, make any payments of any costs, fees or expenses (other than the costs, fees and expenses set forth in Section 6 hereof) that, in the aggregate, would exceed 110% of the amount of all such costs, fees and expenses projected to be incurred by the Loan Parties during such period in the cash flow forecast attached hereto as Exhibit B.
SECTION 2. Forbearance; Forbearance Default Rights and Remedies.
     (a) Effective as of the Effective Date, each of the Agent and the Lenders agrees that, until the expiration or termination of the Forbearance Period, it will temporarily forbear from exercising its default-related rights and remedies against Borrowers or any other Loan Party solely with respect to the Specified Defaults; provided, however, (i) except as expressly provided for in this Agreement, the Agent and the Lenders shall have no obligation to make any further Loans or other Credit Extensions to Borrowers or any other Loan Party, (ii) Borrowers shall not be entitled to make any request for Eurodollar Borrowings or elect to have any Loans converted into or be continued Eurodollar Borrowings, (iii) Borrowers and each other Loan Party shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Credit Agreement or any of the other Loan Documents during the continuance of any Event of Default, including, without limitation, any limitations, restrictions or prohibitions against payments by (A) Borrowers or any other Loan Party, (B) any Affiliate of Borrowers or any other Loan Party, (C) any direct or indirect owner of an equity interest in the Borrowers, any other Loan Party or any Affiliate of any of the foregoing, (iv) nothing herein shall restrict, impair or otherwise affect the Agent’s or any Lender’s rights and remedies under any agreements (including, without limitation, the Senior Subordinated Notes, the Senior Secured Notes and the Intercreditor Agreement) containing subordination or other provisions in favor of any or all of the Agent and the Lenders (including, without limitation, any rights or remedies available to the Agent or the Lenders as a result of the occurrence or continuation of any Specified Default (such as the right to issue a Payment Blockage Notice under (and as defined in) the Senior Subordinated Notes Indenture)) or amend or modify any provision thereof, (v) nothing herein shall restrict, impair or otherwise affect Agent’s right to file, record, publish or deliver a notice of default or document of similar effect under any state foreclosure law, and (vi) nothing herein shall restrict, impair or otherwise affect Agent’s or its representatives right to file, record, publish or deliver any notice, filing, statement or any other document under any Loan Document (including, without limitation, this Agreement) or laws of any jurisdiction in connection with the creation, attachment, protection, preservation and/or perfection of any Liens of Agent on any of the Collateral or Other Collateral. Any Forbearance Default shall constitute an immediate Event of Default under the Credit Agreement and the other Loan Documents.
     (b) Upon the occurrence of a Termination Event, the agreement of the Agent and the Lenders hereunder to forbear from exercising their respective default-related rights and remedies shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which each Borrower and each other Loan Party hereby waives. Each Borrower and each other Loan Party agrees that any or all of the Agent and the Lenders may at any time thereafter proceed to exercise any and all of their respective rights and remedies under any or all of this Agreement, the Credit Agreement, any other Loan Document and/or applicable law, including, without limitation, their

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respective rights and remedies with respect to the Specified Defaults. Without limiting the generality of the foregoing, upon the occurrence of a Termination Event, the Agent and the Lenders may, in their sole discretion and without the requirement of any demand, presentment, protest, or notice of any kind, (i) suspend or terminate any commitment to provide Loans or other Credit Extensions under any or all of the Credit Agreement and the other Loan Documents, (ii) charge interest on any or all of the Obligations at the Default Rate, (iii) commence any legal or other action to collect any or all of the Obligations from Borrowers, any other Loan Party, any Collateral and/or Other Collateral, (iv) foreclose or otherwise realize on any or all of the Collateral and Other Collateral, and/or appropriate, setoff or apply to the payment of any or all of the Obligations, any or all of the Collateral and Other Collateral, and (v) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, any other Loan Documents and/or applicable law, all of which rights and remedies are fully reserved by the Agent and the Lenders.
     (c) Any agreement by the Agent and the Lenders to extend the Forbearance Period or to waive any Termination Event, if any, must be set forth in writing and signed by a duly authorized signatory of each of Agent and the Required Lenders.
     (d) Each Borrower and each other Loan Party acknowledges that the Agent and the Lenders have not made any assurances concerning any possibility of an extension of the Forbearance Period, waiver of any Termination Event or any other forbearance.
     (e) The parties hereto agree that the running of all statutes of limitation or doctrine of laches applicable to all claims or causes of action that Agent or any Lender may be entitled to take or bring in order to enforce its rights and remedies against Borrowers or any other Loan Party is, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.
     (f) Each Borrower and each other Loan Party acknowledges and agrees that Agent and each Lender are entering into this Agreement and agreeing to the provisions herein in reliance upon, and as consideration for, among other things, the general releases and indemnities contained in Section 3 hereof and the other covenants, agreements, representations and warranties of Borrowers and the other Loan Parties hereunder.
SECTION 3. General Release; Indemnity.
     (a) In consideration of, among other things, Agent’s and Lenders’ execution and delivery of this Agreement, each Borrower and the other Loan Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee (as hereinafter defined) from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, but excluding claims for a breach of this Agreement and claims to the extent the liability of any Releasee is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Agent and the Lenders in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors,

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employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Effective Date, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith, (ii) any aspect of the dealings or relationships between or among Borrowers and the other Loan Parties, on the one hand, and any or all of the Agent and the Lenders, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof, or (iii) any aspect of the dealings or relationships between or among any or all of the Sponsors, on the one hand, and the Agent and the Lenders, on the other hand, but only to the extent such dealings or relationships relate to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof. To the extent Agent or any Lender makes any Loans, Credit Extensions or other financial accommodations after the date hereof, the receipt by Borrower or any other Loan Party of such Loans or other financial accommodations shall constitute a ratification, adoption, and confirmation by such party of the foregoing general release of all Claims against the Releasees which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. In entering into this Agreement, each Borrower and each other Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section shall survive the termination or expiration of the Forbearance Period, this Agreement, the Credit Agreement, the other Loan Documents and payment in full of the Obligations.
     (b) Each Borrower and each other Loan Party hereby agrees that it shall be jointly and severally obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of Borrowers, any other Loan Party, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Credit Agreement, the other Loan Documents, this Agreement or any other document executed and/or delivered in connection herewith; provided, that neither Borrowers nor any other Loan Party shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers and the other Loan Parties each agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. The foregoing indemnity shall survive the termination or expiration of the Forbearance Period, this Agreement, the Credit Agreement, the other Loan Documents and the payment in full of the Obligations.
     (c) Each Borrower and each other Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrowers or any other Loan Party pursuant to Section 3(a) hereof. If either Borrower, any other Loan Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, Borrowers and the other Loan Parties, each for itself and its successors, assigns and legal representatives, agrees to

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pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
SECTION 4. Ratification of Liability.
     Each Borrower and each other Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in other similar capacities in which such Loan Parties grant liens or security interests in their properties or otherwise act as accommodation parties or guarantors, as the case may be, under the Loan Documents, hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Loan Documents to which such Loan Party is a party, and each such Loan Party hereby ratifies and reaffirms its grant of liens on or security interests in its properties pursuant to such Loan Documents to which it is a party as security for the Obligations under or with respect to the Credit Agreement and each other Loan Document, and confirms and agrees that such liens and security interests hereafter secure all of the Obligations, including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document. Each Borrower and each other Loan Party further agrees and reaffirms that the Loan Documents to which it is a party now apply to all Obligations as defined in the Credit Agreement (including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Credit Agreement or any other Loan Document). Each such Loan Party (i) further acknowledges receipt of a copy of this Agreement and all other agreements, documents, and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same, and (iii) agrees and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and confirmed. Except as expressly provided herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, constitute a waiver of any provision of any of the Loan Documents or constitute a novation of any of the Obligations under the Credit Agreement or the other Loan Documents.
SECTION 5. Reference to and Effect Upon the Credit Agreement.
     (a) All terms, conditions, covenants, representations and warranties contained in the Credit Agreement and the other Loan Documents, and all rights of the Agent and the Lenders and all of the Obligations, shall remain in full force and effect. Each of Borrowers and the other Loan Parties hereby confirms that the Credit Agreement and the other Loan Documents are in full force and effect and that neither Borrowers nor any other Loan Party has any right of setoff, recoupment or other offset or any defense, claim or counterclaim with respect to any of the Obligations, the Credit Agreement or any other Loan Document.
     (b) Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to make any further Loans or other Credit Extensions or to continue to defer any enforcement action after the occurrence of any Default or Event of Default (including, without limitation, any Forbearance Default) other than the Specified Defaults, (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Credit Agreement or any other Loan Documents, (iii) amend, modify or operate as a waiver of any provision of the Credit Agreement or any other Loan Documents or any right, power or remedy of Agent or any Lender, (iv) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction, (v) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument. Except as expressly set forth herein, Agent and each Lender reserves all of its rights, powers, and remedies under the Credit Agreement, the other Loan Documents and applicable law. All of the provisions of the Credit Agreement and the other Loan Documents, including, without limitation, the time of the essence provisions, are hereby reiterated, and if ever waived, are hereby reinstated.

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     (c) From and after the Effective Date, the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include, without limitation, this Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.
     (d) Neither Agent nor any Lender has waived, is by this Agreement waiving, and has no intention of waiving (regardless of any delay in exercising such rights and remedies), any Default or Event of Default (including, without limitation, the Specified Defaults) which may be continuing on the date hereof or any Event of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and neither Agent nor any Lender has agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults solely to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof, or which may occur after the date hereof.
     (e) Each Borrower and each other Loan Party agrees and acknowledges that the Agent and the Lenders’ agreement to forbear from exercising certain of their default-related rights and remedies with respect to the Specified Defaults during the Forbearance Period does not in any manner whatsoever limit their right to insist upon strict compliance by Borrowers and the other Loan Parties with the Credit Agreement, this Agreement or any other Loan Document during the Forbearance Period, except as expressly set forth herein.
     (f) This Agreement (and the provisions contained herein) shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Credit Agreement or any other Loan Document.
SECTION 6. Costs And Expenses.
     Notwithstanding anything to the contrary in this Agreement, in any other Loan Document or in any other agreement (including, without limitation, any agreements of Borrowers and the other Loan Parties to comply with any budget or forecast or that may otherwise restrict their payment thereof), (a) in addition to (to the extent not otherwise provided in the Credit Agreement), and not in lieu of, the terms of the Credit Agreement and the other Loan Documents relating to the reimbursement of Agent’s and each Lender’s fees and expenses, Borrowers shall pay directly or otherwise reimburse each of the Agent and the Lenders, as the case may be, promptly on demand for all fees, costs, charges and expenses (including, without limitation, the fees, costs, charges and expenses of any counsel, financial advisor or other representative of Agent) incurred in connection with this Agreement, the other Loan Documents and the other agreements and documents executed and/or delivered in connection herewith, as well as any and all other fees, costs, charges and expenses incurred by Agent and Lenders in connection with the Case, the Credit Agreement, the other Loan Documents or any matter arising from or relating thereto (including, without limitation, any and all expenses incurred by Agent or the Lenders in connection with the release or transfer of Collateral security upon the effectiveness of the Confirmed Plan), and (b) all fees, costs, charges, expenses and other amounts payable under Section 10.03 of the Credit Agreement shall be due and payable on demand. In addition, it is hereby understood and agreed that, if the Loan Parties shall fail to timely pay any such amounts, the Agent may, in sole discretion, direct Korea Exchange Bank (which is hereby also authorized and directed), to apply amounts on deposit in any account held by it in the name of any Loan Party or otherwise constituting Collateral to the payment of any and all such amounts.
SECTION 7. Governing Law; Consent to Jurisdiction and Venue.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH JURISDICTION’S CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER AND EACH LOAN

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PARTY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT AND ANY APPELLATE COURT THEREFROM SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY OR ALL OF THE LOAN PARTIES THAT ARE DEBTORS-IN-POSSESSION IN THE CASE AND THE OTHER LOAN PARTIES, THE AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY MATTER ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY OR ALL OF THE LOAN PARTIES THAT ARE NOT DEBTORS-IN-POSSESSION IN THE CASE AND THE AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY MATTER ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT; PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE STATES OF DELAWARE OR NEW YORK AND PROVIDED FURTHER. THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL, OTHER COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. EACH BORROWER AND EACH OTHER LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER AND EACH OTHER LOAN PARTY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OR SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWERS OR SUCH OTHER LOAN PARTY AT THE ADDRESS SET FORTH IN SECTION 10.01 OF THE CREDIT AGREEMENT. THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH LOAN PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PRE-PAID.
SECTION 8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Agreement by delivering a signature page of this Agreement signed by such party by facsimile or other electronic transmission, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature. Any party delivering by facsimile or other electronic transmission a counterpart executed by it shall promptly thereafter also deliver a manually signed counterpart of this Agreement.
SECTION 9. Section Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.
SECTION 10. Agreement Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which all of the following conditions precedent have been met (or waived) as determined by Agent in its sole discretion:

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     (a) Agreement; Acknowledgment and Consent. Agent shall have received duly executed signature pages to this Agreement signed by Agent, Borrowers and the other Loan Parties.
     (b) Bankruptcy Court Approval. The Bankruptcy Court shall have entered an order approving this Agreement and the use of the cash collateral set forth in the budget attached hereto as Exhibit B and granting the Agent and Lenders relief from the automatic stay set forth in Section 362 of the Bankruptcy Code to exercise their rights and remedies against the debtor-in-possession Loan Parties, the Collateral and the Other Collateral upon the occurrence of a Termination Event hereunder.
     (c) Fees and Expenses. Agent shall have received payment of all fees and expenses (including, without limitation, the invoiced legal fees and expenses of Latham & Watkins LLP, special counsel to the Agent, and the invoiced fees and expenses of any local counsel, foreign counsel and any other representative or consultant of Agent) outstanding as of the Effective Date.
SECTION 11. Waivers by Borrowers and other Loan Parties.
     EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES (a) THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE CREDIT AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR THE OTHER COLLATERAL; (b) PRESENTMENT, DEMAND AND PROTEST, AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE WITH RESPECT TO ALL OR ANY PART OF THE OBLIGATIONS OR ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH EITHER BORROWER OR ANY OTHER LOAN PARTY MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER SUCH PERSON MAY DO IN THIS REGARD; (c) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL, THE OTHER COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR ANY LENDER TO EXERCISE ANY OF THEIR RESPECTIVE RIGHTS AND REMEDIES; (d) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS AND ALL RIGHTS WAIVABLE UNDER ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE; (e) ANY RIGHT BORROWERS OR ANY OTHER LOAN PARTY MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE AGENT OR ANY LENDER TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL, OTHER COLLATERAL OR IN ANY OTHER PROPERTY OF BORROWERS OR ANY OTHER LOAN PARTY UNTIL TERMINATION OF THE CREDIT AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY BORROWERS, AND BY ANY PERSON WHO PROVIDES FUNDS TO BORROWERS WHICH ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF AN AGREEMENT INDEMNIFYING ANY OR ALL OF THE AGENT AND THE LENDERS FROM ANY LOSS OR DAMAGE ANY SUCH PARTY MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY SUCH PERSON FROM BORROWERS, OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS AND RELEASING AND INDEMNIFYING, IN THE SAME MANNER AS DESCRIBED IN SECTION 3 OF THIS AGREEMENT, THE RELEASEES FROM ALL CLAIMS ARISING ON OR BEFORE THE DATE OF SUCH TERMINATION STATEMENT; AND (f) NOTICE OF ACCEPTANCE HEREOF, AND EACH BORROWER AND EACH OTHER LOAN PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S ENTERING INTO THIS AGREEMENT AND THAT SUCH PARTIES ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWERS AND THE OTHER LOAN PARTIES. BORROWERS AND THE OTHER LOAN PARTIES EACH WARRANTS AND

9

REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
SECTION 12. Assignments; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Borrowers, the other Loan Parties, the Agent and the Lenders and their respective successors and assigns; provided, that neither Borrower nor any other Loan Party shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Agreement without the prior written consent of Agent in its sole discretion. No Person other than the parties hereto, and in the case of Section 3 hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Section 3 hereof) are hereby expressly disclaimed.
SECTION 13. Final Agreement. This Agreement, the Credit Agreement, the other Loan Documents, and the other written agreements, instruments, and documents entered into in connection therewith (collectively, the “Borrowers/Lender Documents”) set forth in full the terms of agreement between the parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, and understandings between the parties with respect thereto. No term of the Borrowers/Lender Documents may be modified or amended, nor may any rights thereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment, or waiver is sought (provided that the Loan Documents may be amended as provided in Section 10.02 of the Credit Agreement). Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. Agent’s or any Lender’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances. There are no oral agreements among the parties hereto.
[Signature pages to follow]

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     IN WITNESS WHEREOF, this Forbearance Agreement has been executed by the parties hereto as of the date first written above.

MAGNACHIP SEMICONDUCTOR S.A, a company organized under the laws of Luxembourg, as Borrower	MAGNACHIP SEMICONDUCTOR LLC, a Delaware limited liability company, as Holdings

By:	By:

Name:	Name:

Title:	Title:

MAGNACHIP SEMICONDUCTOR FINANCE COMPANY, a Delaware limited liability company, as Borrower

By:

Name:

Title:

SIGNATURE PAGE TO FORBEARANCE AGREEMENT

MAGNACHIP SEMICONDUCTOR, INC., a California corporation, as Subsidiary Guarantor	MAGNACHIP SEMICONDUCTOR SA HOLDINGS LLC, a Delaware limited liability company, as Subsidiary Guarantor

By:	By:

Name:	Name:

Title:	Title:

MAGNACHIP SEMICONDUCTOR LIMITED, a company incorporated in England and Wales with registered number 05232381, as Subsidiary Guarantor	MAGNACHIP SEMICONDUCTOR, INC., a company organized under the laws of Japan, as Subsidiary Guarantor

By:	By:

Name:	Name:

Title:	Title:

MAGNACHIP SEMICONDUCTOR, LTD., a company organized under the laws of Taiwan, as Subsidiary Guarantor	MAGNACHIP SEMICONDUCTOR B.V., a company organized under the laws of Netherlands, as Subsidiary Guarantor

By:	By:

Name:	Name:

Title:	Title:

MAGNACHIP SEMICONDUCTOR HOLDING COMPANY LIMITED, a company organized under the laws of British Virgin Islands, as Subsidiary Guarantor	MAGNACHIP SEMICONDUCTOR, LTD., a company organized under the laws of Korea, as Subsidiary Guarantor

By:	By:

Name:	Name:

Title:	Title:

SIGNATURE PAGE TO FORBEARANCE AGREEMENT

MAGNACHIP SEMICONDUCTOR LIMITED, a company organized under the laws of Hong Kong, as Subsidiary Guarantor

By:

Name:

Title:

SIGNATURE PAGE TO FORBEARANCE AGREEMENT

UBS AG, STAMFORD BRANCH,
as Agent

By:

Name:

Title:

By:

Name:

Title:

SIGNATURE PAGE TO FORBEARANCE AGREEMENT

EXHIBIT A (Specified Defaults)
1.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Consolidated EBITDA covenant set forth in Section 6.10(e) of the Credit Agreement for the period ending October 31, 2008.
2.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Consolidated EBITDA covenant set forth in Section 6.10(e) of the Credit Agreement for the period ending November 30, 2008.
3.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the Borrowers’ failure to make the interest payment required to be made on December 15, 2008 under the Senior Secured Notes.
4.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the Borrowers’ failure to make the interest payment required to be made on December 15, 2008 under the Senior Subordinated Notes.
5.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Consolidated EBITDA covenant set forth in Section 6.10(e) of the Credit Agreement for the period ending December 31, 2008.
6.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending January 31, 2009.
7.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending February 28, 2009.
8.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Maximum Total Leverage Ratio covenant set forth in Section 6.10(a) of the Credit Agreement for the fiscal month ending March 31, 2009.
9.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Interest Coverage Ratio covenant set forth in Section 6.10(b) of the Credit Agreement for the Test Period ending March 31, 2009.
10.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Interest Coverage Ratio (Excluding CapEx) covenant set forth in Section 6.10(c) of the Credit Agreement for the Test Period ending March 31, 2009.
11.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the Borrowers’ failure to make the interest payment required to be made on March 15, 2008 under the Senior Subordinated Notes.
12.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending March 31, 2009.

13.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending April 30, 2009.
14.	The Event of Default pursuant to Section 8.01(e) of the Credit Agreement, as a result of the Borrowers’ failure to satisfy the delivery requirements set forth in clauses (a), (c), (d) and (h) of Section 5.01 of the Credit Agreement for the fiscal year ending December 31, 2008.
15.	The Event of Default pursuant to Section 8.01(e) of the Credit Agreement, as a result of the Borrowers’ failure to satisfy the delivery requirements set forth in clauses (b) and (c)(i) of Section 5.01 of the Credit Agreement for the fiscal quarter ending March 31, 2009.
16.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending May 31, 2009.
17.	The Event of Default pursuant to Section 8.01(a) of the Credit Agreement, as a result of the Borrowers’ failure to make payment of the outstanding principal amount of the Loans upon the acceleration thereof on December 22, 2008 (the “Payment Default”), so long as such principal and all other Obligations, including interest and fees to be paid under the Budget, otherwise thereafter coming due under the Loan Documents (including, without limitation, the Prior Forbearance Agreement and this Agreement) are paid as and when the same otherwise become due thereunder.
18.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the “Event of Default” under and as defined in Section 6.01(5)(A) of both the Senior Secured Notes and the Senior Subordinated Notes as a result of the Payment Default.
19.	The Events of Default pursuant to Sections 8.01(g) and 8.01(h) of the Credit Agreement, as a result of the Debtor Loan Parties’ commencement of the Case.
20.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the Borrowers’ failure to make the interest payment required to be made on June 15, 2009 under the Senior Secured Notes.
21.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the Borrowers’ failure to make the interest payment required to be made on June 15, 2009 under the Senior Subordinated Notes.
22.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending June 30, 2009.
23.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Maximum Total Leverage Ratio covenant set forth in Section 6.10(a) of the Credit Agreement for the fiscal month ending June 30, 2009.

24.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Interest Coverage Ratio covenant set forth in Section 6.10(b) of the Credit Agreement for the Test Period ending June 30, 2009.
25.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Minimum Interest Coverage Ratio (Excluding CapEx) covenant set forth in Section 6.10(c) of the Credit Agreement for the Test Period ending June 30, 2009.
26.	The Event of Default pursuant to Section 8.01(e) of the Credit Agreement, as a result of the Borrowers’ failure to satisfy the delivery requirements set forth in clauses (b) and (c)(i) of Section 5.01 of the Credit Agreement for the fiscal quarter ending June 30, 2009.
27.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending July 31, 2009.
28.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending August 31, 2009.
29.	The Event of Default pursuant to Section 8.01(d) of the Credit Agreement, as a result of the Borrowers’ failure to meet the Liquidity Requirement covenant set forth in Section 6.10(f) of the Credit Agreement for the fiscal month ending September 30, 2009.
30.	The Event of Default pursuant to Section 8.01(f) of the Credit Agreement, as a result of the Borrowers’ failure to make the interest payment required to be made on September 15, 2009 under the Senior Secured Notes.

EXHIBIT B (Cash Flow Forecast)
[See attached.]